Exhibit 99.3

Execution Version

PURCHASE AGREEMENT

BY AND AMONG

USA COMPRESSION HOLDINGS, LLC,

AS SELLER,

AND

ENERGY TRANSFER EQUITY, L.P.

AND

ENERGY TRANSFER PARTNERS, L.L.C.,

AS THE ACQUIROR PARTIES,

AND

SOLELY FOR PURPOSES OF SECTION 6.12, ARTICLE X AND ARTICLE XI, R/C IV USACP HOLDINGS, L.P.,

AND

SOLELY FOR PURPOSES OF SECTION 11.1, SECTION 11.2 AND SECTION 11.4, ENERGY TRANSFER PARTNERS, L.P.

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ii

EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Assignment of Interests
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Pre-Closing and Closing Quarterly Distributions

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of January 15, 2018, is entered into by and among USA Compression Holdings, LLC, a Delaware limited liability company (“Seller”), Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), Energy Transfer Partners, L.L.C., a Delaware limited liability company and wholly owned subsidiary of ETE (“ETP LLC” and, together with ETE, the “Acquiror Parties”), solely for purposes of Section 6.12, Article X and Article XI, R/C IV USACP Holdings, L.P., a Delaware limited partnership (“Riverstone”), and, solely for purposes of Section 11.1, Section 11.2 and Section 11.4, Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”).

WHEREAS, Seller owns, among other things, (i) all of the outstanding limited liability company interests (the “Parent Interests”) in, and is the sole member of, USA Compression GP, LLC (the “General Partner”), a Delaware limited liability company and the general partner of USA Compression Partners, LP, a Delaware limited partnership (the “MLP”), and (ii) 25,092,196 common units representing limited partner interests in the MLP (“MLP Common Units”) (which excludes any additional MLP Common Units issued to Seller pursuant to the MLP DRIP between the date hereof and Closing);

WHEREAS, the General Partner is the sole general partner of the MLP and owns all of the general partner interests (the “GP Interests”) and incentive distribution rights (“IDRs”) in the MLP;

WHEREAS, the Acquiror Parties desire to purchase the Parent Interests and 12,466,912 MLP Common Units from Seller (the “Subject Common Units” and, together with the Parent Interests, the “Subject Interests”), and Seller desires to sell the Subject Interests to the Acquiror Parties, upon the terms and subject to the conditions set forth in this Agreement, including the consummation of the Contribution (as defined below) and the MLP IDR/GP Restructuring (as defined below); and

WHEREAS, concurrently with the execution of this Agreement, ETE has entered into (i) that certain Contribution Agreement, dated as of the date hereof (the “Contribution Agreement”), by and among ETP, Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of ETP, ETC Compression, LLC, a Delaware limited liability company (“ETC Compression”), the MLP and, for certain purposes set forth therein, ETE, pursuant to which the MLP will acquire from ETC Compression all of the outstanding limited liability company interests in CDM Resource Management LLC, a Delaware limited liability company, and CDM Environmental & Technical Services LLC, a Delaware limited liability company (the “Contribution”), and (ii) that certain Equity Restructuring Agreement, dated as of the date hereof (the “Restructuring Agreement”), by and among ETE, the General Partner and the MLP, pursuant to which, among other things, immediately following the Closing (as defined below) and subject to the conditions set forth in the Restructuring Agreement, the GP Interests will be converted into a non-economic general partner interest and the IDRs owned by the General Partner will be cancelled, in exchange for 8,000,000 MLP Common Units (the “MLP IDR/GP Restructuring”).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1                                    Definitions.  Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement have the meanings set forth in Exhibit A.

Section 1.2                                    Rules of Interpretation.  Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(i)                                     the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(ii)                                  the word “including” and its derivatives mean “including without limitation” and are terms of illustration and not of limitation;

(iii)                               all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms shall have corresponding meanings;

(iv)                              the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(v)                                 a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(vi)                              all references to prices, values or monetary amounts refer to United States dollars;

(vii)                           wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(viii)                        the Transaction Documents have been jointly prepared by the parties thereto, and no Transaction Document shall be construed against any Person as the principal draftsperson hereof or thereof, and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting any Transaction Document;

(ix)                              the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(x)                                 any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise expressly stated herein;

(xi)                              the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;

(xii)                           unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis;

(xiii)                        all references to days shall mean calendar days unless otherwise provided;

(xiv)                       all references to time shall mean Austin, Texas time;

(xv)                          references to any Person shall include such Person’s successors and permitted assigns; and

(xvi)                       any references to a Person that will be party to a Transaction Document includes any Person that is contemplated hereunder to be party to a Transaction Document.

ARTICLE II

SALE AND PURCHASE

Section 2.1                                    Sale and Purchase.

(a)                                 Subject to the terms and conditions of this Agreement, at the Closing, Seller hereby agrees to sell, assign, transfer and convey to ETP LLC, and ETP LLC hereby agrees to purchase and acquire from Seller, all right, title and interests of Seller in the Subject Interests and in consideration therefor, ETE agrees to pay Seller in immediately available funds an amount equal to Two Hundred Fifty Million Dollars ($250,000,000.00) (the “Purchase Price”) in accordance with Section 2.1(b).

(b)                                 The Purchase Price shall be paid at the Closing by wire transfer of immediately available funds to such account as shall be designated by Seller at least three Business Days prior to the Closing Date.

Section 2.2                                    Pre-Closing and Closing Quarterly Distributions.  The Acquiror Parties shall pay or cause to be paid to Seller all distributions (whether made in cash, MLP Common Units, or a combination thereof) made by the MLP on the Seller MLP Interests and the MLP IDR/GP Restructuring Common Units after the Closing Date that relate to any fiscal quarters of the MLP ending before the fiscal quarter of the MLP in which the Closing Date occurs and its pro rata share of any distributions (whether made in cash, MLP Common Units, or a combination thereof) made by the MLP on the Seller MLP Interests and the MLP IDR/GP Restructuring Common Units after the Closing Date that relate to the fiscal quarter of the MLP in which the Closing Date occurs, which shall be determined based on the number of days between and including the first date of such quarter and the date prior to the Closing Date, calculated in accordance with the method set forth on Exhibit D.  Such payment or payments shall be made no later than two Business Days following the receipt by the General Partner, the Acquiror Parties, any of their respective Affiliates or successors, or any transferee of the Seller MLP Interests or the MLP IDR/GP Restructuring Common Units, as applicable, of such distributions.  For the avoidance of doubt, if Seller elects to participate in the MLP DRIP (or similar plan), then Seller shall not be entitled to receive the gross amount of cash distributions paid or payable with respect to the Seller MLP Interests and shall instead be entitled to receive any MLP Common Units issued in connection with the distribution reinvestment.

Section 2.3                                    Closing.  Subject to the prior or concurrent satisfaction or valid waiver of the conditions set forth in Article VII, the closing of the transactions referred to in Section 2.1 (the “Closing”) shall take place (a) at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002, commencing at 10:00 a.m. local time on the day that is two Business Days after the date on which the last of the conditions set forth in Article VII (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or validly waived or (b) at such other place and on such other date or time as the Parties may mutually agree (the date and time on which the Closing takes place, the “Closing Date”).

Section 2.4                                    Withholding. ETE shall be entitled to deduct and withhold from the consideration otherwise payable to Seller pursuant to this Agreement such amounts as ETE reasonably determines that it is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment, provided that ETE shall notify Seller of its determination and the Parties shall cooperate in good faith to minimize to the extent permissible under applicable Law the amount of any such deduction and withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any such deduction and withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the corresponding section or subsection of the Disclosure Schedules, Seller hereby represents and warrants to the Acquiror Parties as follows:

Section 3.1                                    Organization.  Seller (a) is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite legal and limited liability company power and authority to own, lease and operate its assets and properties and to conduct its businesses as currently owned and conducted, and (c) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except with respect to clause (c) for circumstances which, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.  Seller has made available to the Acquiror Parties true and complete copies of its Organizational Documents as in effect on the date of this Agreement.

Section 3.2                                    Validity of Agreement; Authorization.  Seller has all requisite limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party and to perform its obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder.  The execution and delivery of this Agreement and the other Transaction Documents to which Seller is or will be a party and the performance by Seller of its obligations hereunder and thereunder have been duly authorized by the board of managers of Seller, and no other proceedings on the part of Seller or its members are necessary to authorize such execution, delivery and performance.  This Agreement and the other Transaction Documents to which Seller is or will be a party have been duly executed and delivered by Seller and, assuming due execution and delivery by the other parties hereto and thereto, constitute or will constitute Seller’s valid and binding obligation, enforceable against Seller in accordance with their respective terms.

Section 3.3                                    No Conflict or Violation.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with any provision of the Organizational Documents of Seller; (b) violate any applicable Law of any Governmental Authority binding on Seller; (c) except as disclosed on Schedule 3.3(c), violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any lease, loan agreement, mortgage, security agreement, trust indenture or other Contract or instrument to which Seller is a party or by which Seller is bound or to which any of its properties or assets are subject; (d) result in the creation or imposition of any Encumbrances (other than Permitted Encumbrances) upon any of (i) the Subject Interests or (ii) the other properties or assets of Seller; or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of Seller, except, in the case of clauses (b), (c), (d)(ii) or (e), as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Section 3.4                                    Consents and Approvals.  Except (a) as would not be expected to have a Seller Material Adverse Effect or (b) for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or (c) for any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or other local securities Laws and any applicable requirements of a national securities exchange, neither Seller’s execution and delivery of this Agreement and the other Transaction Documents to which Seller is party, nor Seller’s performance of its obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with, any Governmental Authority or any similar Person, by Seller.

Section 3.5                                    Ownership of the Subject Interests.  Except as set forth on Schedule 3.5:

(a)                                 Seller is the record and beneficial owner of 100% of the Parent Interests and is the sole member of the General Partner.  Seller owns the Parent Interests free and clear of any Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of the Organizational Documents of the General Partner.  The Parent Interests constitute all of the outstanding limited liability company interests in the General Partner and have been duly authorized and validly issued and are fully paid (to the extent required under the GP Agreement) and non-assessable (except to the extent such non-assessability may be affected by Sections 18-303 and 18-607 of the Delaware Limited Liability

Company Act).

(b)                                 Seller is the record and beneficial owner of the Subject Common Units. Seller owns the Subject Common Units free and clear of any Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of the Organizational Documents of the MLP.  The Subject Common Units have been duly authorized and validly issued and are fully paid and non-assessable except to the extent specified in Sections 17-303 and 17-607 of the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”).

(c)                                  Upon the consummation of the transactions contemplated by this Agreement, Seller will assign, convey, transfer and deliver to the Acquiror Parties good and valid title to the Subject Interests free and clear of all Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of the Organizational Documents of the General Partner and the MLP.  The voting and other limitations described in the definition of “Outstanding” in the MLP Partnership Agreement shall not apply to ETE and its Affiliates as a result of the MLP Common Units acquired by ETP and its Affiliates pursuant to this Agreement, the Contribution Agreement and the Restructuring Agreement.

Section 3.6                                    Brokers.  Except as set forth on Schedule 3.6, no broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the other Transaction Documents or any of the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of Seller, the General Partner, the MLP or any of their Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER CONCERNING THE GENERAL PARTNER AND THE PARTNERSHIP ENTITIES

Except as disclosed in any MLP SEC Reports filed with or furnished to the SEC since January 1, 2014 and prior to the date of this Agreement (excluding any disclosures included in any “risk factor” section of such MLP SEC Reports or any other disclosures in such MLP SEC Reports to the extent they are predictive or forward looking and general in nature), and as set forth on the corresponding section or subsection of the Disclosure Schedules, Seller hereby represents and warrants to the Acquiror Parties as follows:

Section 4.1                                    Organization.

(a)                                 Each of the Partnership Entities (i) is a corporation, limited partnership or limited liability company, as the case may be, duly incorporated or formed, as the case may be validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (ii) has all requisite legal and corporate or other entity authority, as the case may be, to own, lease and operate its assets and properties and to conduct its businesses as currently owned and conducted, and (iii) is duly qualified to do business  and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership, operation or leasing of its assets and properties requires it to so qualify, except with respect to clause (iii) for circumstances which would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.  Seller has made available to the Acquiror Parties true and complete copies of the Organizational Documents of each of the Partnership Entities as in effect on the date of this Agreement.

(b)                                 The General Partner (i) is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware, (ii) has all requisite legal and limited liability company authority to own, lease and operate its assets and properties and to conduct its businesses as currently owned and conducted, and (iii) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except with respect to clause (iii) for circumstances which would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.  Seller has made available to the Acquiror Parties true and complete copies of the Organizational Documents of the General Partner as in effect on the date of this Agreement.

Section 4.2                                    No Conflict or Violation.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with any provision of the Organizational Documents of the Seller, the General Partner or any of the Partnership Entities; (b) violate any Law of any Governmental Authority binding on the Seller, any of the Partnership Entities or the General Partner; (c) except as disclosed on Schedule 4.2(c), violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any Material Contract; (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon any of the properties or assets of any of the Partnership Entities or the General Partner; or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of any of the Partnership Entities or the General Partner, except, in the case of clauses (b), (c), (d) and (e), as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 4.3                                    Consents and Approvals.  Except (a) for any filings required to be made under the HSR Act or (b) for any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or other local securities Laws and any applicable requirements of a national securities exchange, neither Seller’s execution and delivery of this Agreement and the other Transaction Documents to which Seller is party, nor Seller’s performance of its obligations hereunder or thereunder, requires the consent, approval, waiver, authorization of, or declaration, filing, registration or qualification with, any Governmental Authority or any similar Person, by any of the Partnership Entities or the General Partner.

Section 4.4                                    Business of the General Partner.  The General Partner does not own any equity or similar interest or debt securities of any Person, other than the GP Interests and IDRs and all of the membership interests in USAC Management. The General Partner has never engaged in or conducted, directly or indirectly, any business or other activities other than

(a) acting as the sole general partner of the MLP, (b) acting as the sole member of USAC Management or (c) owning the GP Interests and IDRs.  Except as disclosed on Schedule 4.4, the General Partner has no indebtedness, liability or obligations, absolute or contingent, except those arising in connection with its performance as the sole general partner of the MLP or the sole member of USAC Management.

Section 4.5                                    MLP Capitalization; General Partner Interests.

(a)                                 The MLP has no partnership or other equity interests outstanding as of the date of this Agreement other than (i) 62,194,405 MLP Common Units, (ii) the GP Interests, (iii) the IDRs and (iv) 1,090,931 Phantom Units.  All of the outstanding MLP Interests have been duly authorized and validly issued and are fully paid (to the extent required under the MLP Partnership Agreement) and, other than the GP Interests, non-assessable (except to the extent such non-assessability may be affected by Section 17-303, 17-607 and 17-804 of the DRULPA).

(b)                                 Except as described in the MLP Partnership Agreement, there are no preemptive or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of any interest in the MLP (provided that the foregoing shall not apply to any such rights to purchase or restriction on voting or transfer that any holder of MLP Common Units may have imposed upon such common units).

(c)                                  Except as described in Schedule 4.5(c): (i) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating any of the Partnership Entities or the General Partner to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of the Partnership Entities or the General Partner; (ii) there are no outstanding securities or obligations of any kind of any of the Partnership Entities or the General Partner which are convertible into or exercisable or exchangeable for any equity interest in any of the Partnership Entities, the General Partner or any other Person, and none of the Partnership Entities or the General Partner has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are no outstanding compensatory or other incentive equity or equity-linked interests with respect to MLP Common Units, including, without limitation, any equity appreciation rights, phantom equity, restricted units or unit awards, profits interests or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of any of the Partnership Entities or the General Partner; (iv) there are no outstanding bonds, debentures or other evidence of indebtedness or obligations of any of the Partnership Entities or the General Partner having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of MLP Common Units; and (v) except as described in the GP Agreement, the MLP Partnership Agreement and the Argonaut Agreement, there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws, transfer restrictions or other arrangements or commitments to which any of the Partnership Entities or the General Partner is a party or by which any of their respective securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the Partnership Entities or the General Partner (provided that the foregoing shall not apply to any such restriction on voting or disposition that any holder of common units of the MLP may have imposed upon such common units).

(d)                                 The General Partner is the sole general partner of the MLP and the record and beneficial owner of the GP Interests and the IDRs.  Except as set forth on Schedule 4.5(d), the GP Interests and the IDRs are owned by the General Partner free and clear of any Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of the Organizational Documents of the MLP.  Except as set forth on Schedule 4.5(d), upon consummation of the transactions contemplated by this Agreement, ETP LLC will acquire good and valid title to all of the GP Interests and IDRs free and clear of any Encumbrances, except for (a) restrictions on transfer arising under applicable securities Laws, (b) the applicable terms and conditions of the Organizational Documents of the MLP and (c) the applicable terms and conditions set forth in the Restructuring Agreement.

Section 4.6                                    Subsidiaries; Equity Interests.  Except for the Partnership Entities:

(a)                                 neither the General Partner nor any of the Partnership Entities has any Subsidiaries, and none of them owns, directly or indirectly, any shares of capital stock, voting rights or other equity interests or investments in any other Person.

(b)                                 neither the General Partner nor any of the Partnership Entities has any obligation or rights to acquire by any means, directly or indirectly, any capital stock, voting rights, equity interests or investments in another Person.  All of the outstanding equity interests of USAC Management and the MLP’s Subsidiaries have been duly authorized and are validly issued (in accordance with their respective Organizational Documents and in compliance with applicable Laws), fully paid (to the extent required under the applicable Organizational Documents) and non-assessable (except to the extent such non-assessability may be affected by the applicable Laws of such Subsidiary’s jurisdiction of incorporation or formation) and were not issued in violation of preemptive or similar rights.  Except for Encumbrances set forth on Schedule 4.6(b), the General Partner owns all of the membership interests of USAC Management, and the MLP owns, directly or indirectly, all of the issued and outstanding partnership, membership or other equity interests of each of its Subsidiaries, in each case, free and clear of any Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws, (ii) the applicable terms and conditions of the Organizational Documents of USAC Management or such Subsidiary and (iii) the MLP Credit Agreement.

Section 4.7                                    Enforceability of Operative Agreements.  The MLP Partnership Agreement has been duly authorized and executed by the General Partner and is a valid and legally binding agreement of the General Partner, enforceable against the General Partner in accordance with its terms.  The GP Agreement has been duly authorized and executed by Seller and is a valid and legally binding agreement of Seller, enforceable against Seller in accordance with its terms.

Section 4.8                                    Financial Statements; MLP SEC Reports.  The MLP has timely filed all MLP SEC Reports since January 1, 2016.  All such MLP SEC Reports filed by the MLP, at the time filed with the SEC (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the SEC (in the case of registration statements and any amendments thereto filed under the Securities Act) complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be.  No MLP SEC Reports at the time described above contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  All financial statements contained or incorporated by reference in such MLP SEC Reports complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial condition of the MLP and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments that are not individually or in the aggregate material).  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any MLP SEC Reports. No Subsidiary of the MLP is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by Contract.

Section 4.9                                    Disclosure Controls; Sarbanes-Oxley.

(a)                                 The MLP has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that all information required to be disclosed by the MLP in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of the General Partner and the MLP as appropriate to allow timely decisions regarding required disclosure.

(b)                                 The MLP, and to the Knowledge of Seller, the directors and officers of the General Partner in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated thereunder and the rules of the New York Stock Exchange (the “NYSE”), in each case that are effective and applicable to the MLP.

Section 4.10                             Absence of Certain Changes or Events.  Since December 31, 2016, except as set forth on Schedule 4.10(a), (i) there has not been or occurred any event or condition that has had or would reasonably be expected to have a Partnership Material Adverse Effect, (ii) the business of the General Partner and each of the Partnership Entities has been conducted in the ordinary course of business in all material respects consistent with past practice and (iii) neither the General Partner nor any of the Partnership Entities has suffered any material damage, destruction or other casualty loss (whether or not covered by insurance) to any of their respective properties or assets that are material to the business of the General Partner or the Partnership Entities, as applicable, taken as a whole.

Section 4.11                             Compliance with Law; Permits.

(a)                                 The operations of the General Partner and each Partnership Entity are currently being conducted in compliance with all applicable Laws, including those relating to the use, ownership, and operation of their respective assets and properties, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.  None of the Partnership Entities nor any of their respective Affiliates have received written notice of any material violation of any applicable Law related to any Partnership Entity.

To the Knowledge of Seller, except as set forth on Schedule 4.11(a), neither the General Partner nor any of the Partnership Entities is under investigation by any Governmental Authority for potential non-compliance with any Law, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b)                                 Each of the General Partner and the Partnership Entities are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders (the “Permits”) necessary to own, lease and operate their assets and properties and to lawfully carry on their businesses as they are now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.  To the Knowledge of Seller, there are no conditions or circumstances under which any such Permit could be revoked or any pending application for any new Permit or renewal of an existing Permit that could reasonably be expected to be protested or denied, except for any such revocation, protest or denial that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(c)                                  The representations and warranties contained in this Section 4.11 do not address Tax matters or environmental matters, which are addressed only in Section 4.12 and Section 4.17, respectively.

Section 4.12                             Tax Matters.  Except as set forth on Schedule 4.12:

(a)                                 (i) All material Tax Returns required by applicable Law to be filed by or with respect to each of the General Partner and each of the Partnership Entities have been timely filed (taking into account any extensions of time within which to file) and such Tax Returns are correct and complete in all material respects; (ii) all material Taxes owed by each of the General Partner and each of the Partnership Entities which are or have become due have been paid in full; (iii) all material Taxes required to be withheld, collected or deposited by or with respect to the General Partner or any Partnership Entity have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Tax Authority; (iv)  there is no action, suit, proceeding, investigation, audit, dispute or claim concerning any Tax Return or any material amount of Taxes of the General Partner or any of the Partnership Entities either claimed or raised by any Tax Authority in writing; (v) each of the Partnership Entities that is classified as a partnership for U.S. federal income Tax purposes has made an election pursuant to Section 754 of the Code and such election is currently in effect; and (vi) there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any material Taxes owed by the General Partner or the Partnership Entities.

(b)                                 Except for any agreements between the General Partner and the Partnership Entities or among the Partnership Entities, neither the General Partner nor any Partnership Entity is a party to any Tax sharing agreement or Tax indemnity agreement (except for such agreements entered into in the ordinary course of business the primary purpose of which does not relate to Tax) nor do they have any material continuing obligations under such agreements.  No power of attorney related to Taxes that is currently in force has been granted by the General Partner or any Partnership Entity.  Neither the General Partner nor any of the Partnership Entities has ever been a member of an affiliated group filing a consolidated federal income Tax return, and except for any intragroup liability between the General Partner and/or the Partnership Entities pursuant to Texas franchise tax combined reporting obligations, the General

Partner and the Partnership Entities have no liability for the Taxes of any other Person, whether under Treasury Regulations 1.1502-6, as a transferee or successor, by Contract or otherwise.

(c)                                  Neither the General Partner nor any Partnership Entity has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(d)                                 The MLP is not, for U.S. federal income Tax purposes, a partnership that would be treated as an investment company (within the meaning of Section 351 of the Code) if the partnership were incorporated.  The MLP has, for each taxable year ending after its initial public offering and prior to the date hereof, met the gross income requirements of Section 7704(c)(2) of the Code, and the MLP expects to meet the gross income requirements of Section 7704(c)(2) of the Code for its taxable year ending December 31, 2017.

(e)                                  With the exception of USA Compression Finance Corp., each of the Partnership Entities is currently (and has been since its respective formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income Tax purposes in accordance with Treasury Regulation § 301.7701-3.  None of the Partnership Entities that is a partnership or a limited liability company has elected to be treated as a corporation for U.S. federal income Tax purposes.

(f)                                   The General Partner is currently (and has been since its formation) classified as an entity disregarded as separate from Seller for U.S. federal income Tax purposes in accordance with Treasury Regulation § 301.7701-3.

This Section 4.12 constitutes the Seller’s sole and exclusive representations and warranties regarding Taxes, Tax Returns and any other Tax matter of the General Partner and Partnership Entities.

Section 4.13                             Absence of Undisclosed Liabilities.  None of the Partnership Entities or the General Partner has any indebtedness or liability, absolute or contingent, which is not shown or provided for in the consolidated financial statements of the MLP included in the MLP SEC Reports filed with or furnished to the SEC, other than (a) as set forth on Schedule 4.13; (b) liabilities that have arisen since September 30, 2017 in the ordinary course of business consistent with past practice, including liens for current taxes and assessments not in default or (c) other liabilities of the MLP or any of its Subsidiaries that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 4.14                             Employees; Employee Plans.

(a)                                 USAC Management employs the persons who provide services with respect to the business conducted by the General Partner and the Partnership Entities (collectively, the “Subject Employees”), and the Subject Employees provide the General Partner and the MLP those services that are necessary to conduct the business of the MLP and each of its Subsidiaries.  Other than the individuals set forth on Schedule 4.14(a), there are no individuals engaged as independent contractors who provide material services to any of the Partnership Entities or the General Partner.

(b)                                 As of the date of this Agreement, (i) none of the Subject Employees are employed pursuant to the terms of any collective bargaining agreements or other Contract with a labor union, (ii) neither the General Partner nor any of the Partnership Entities has currently agreed to recognize any union or other collective bargaining representative with respect to any Subject Employees, and (iii) no union or other collective bargaining representative, to the Knowledge of Seller, is attempting to organize or has been certified as the exclusive bargaining representative of any Subject Employee. There has been no labor strike, work stoppage, slowdown, walkout, lockout or similar labor activity involving any Subject Employees during the past three years, nor are any such labor strikes, work stoppages, slowdowns, walkouts, lockouts or similar labor activities now occurring or, to the Knowledge of Seller, threatened involving any Subject Employees.

(c)                                  (i) Except as would not reasonably be expected to result in material liability to the General Partner or the Partnership Entities, with respect to the Subject Employees, each Partnership Entity and the General Partner is in compliance with all applicable labor and employment Laws including, without limitation, all Laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to employment discrimination, payment of wages, overtime compensation, immigration, occupational health and safety, and wrongful discharge; (ii) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority, brought by or on behalf of any employee, prospective or former employee or labor organization or other representative of the employees or of any prospective or former employees of any of the Partnership Entities or the General Partner, is pending or, to the Knowledge of Seller, threatened against any of the Partnership Entities or the General Partner, (including with respect to alleged sexual harassment, unfair labor practices or discrimination); and (iii) none of the Partnership Entities or the General Partner is subject to or otherwise bound by any consent decree, order, or agreement with any Governmental Authority relating to employees or former employees of any of the Partnership Entities or the General Partner.

(d)                                 Neither any of the Partnership Entities nor the General Partner has, in the last year, effectuated a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act (the “WARN”), without complying with the notice requirements and other provisions of WARN.

(e)                                  Except as set forth on Schedule 4.14(e), the General Partner does not sponsor, maintain or contribute to or have an obligation (secondary, contingent or otherwise) to contribute to, and has not sponsored, maintained or contributed to or had an obligation to contribute to, any Employee Plans.

(f)                                   Schedule 4.14(f) contains a list of each material Employee Plan maintained, sponsored by, or contributed to (or required to be contributed to) by any of the Partnership Entities for the benefit of any current or former employee, director or independent contractor of the General Partner or any of the Partnership Entities (or for the respective beneficiaries or dependents of such individuals), or with respect to which the Partnership Entities or the General Partner may have any Liability (as listed on Schedule 4.14(f), the “Benefit Plans”).  The Partnership Entities have not made any commitment to create any additional Benefit Plan or modify or change any existing Benefit Plan.  With respect to each Benefit Plan,

Seller has made available to the Acquiror Parties true and complete copies, where applicable, of (i) the plan document (including any amendments), (ii) a written description of all material terms for any unwritten Benefit Plan, (iii) the most recent summary plan description and any current summary of material modification, (iv) documentation of any funding arrangement, (v) the most recent IRS determination letter (or, if applicable, opinion letter), (vi) the most recently filed Form 5500s, including any financial statements and actuarial report, and (vii) any Pension Benefit Guaranty Corporation Form 1.

(g)                                  Each Benefit Plan complies in all material respects with, and has been operating in material accordance with, all applicable Laws (including, where applicable, ERISA and the Code and the regulations promulgated thereunder) and the terms of the applicable Benefit Plan.  Except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, with respect to each Benefit Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Benefit Plan have occurred, (ii) no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred, and (iii) no lien has been imposed under the Code or ERISA.  No Partnership Entity has applied pursuant to Section 412(c) of the Code or Section 302(c) of ERISA for a waiver of the minimum funding standard with respect to any Benefit Plan.

(h)                                 Except as set forth on Schedule 4.14(h):

(i)                                     No Benefit Plan is (A) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (B) a “multiple employer plan” (within the meaning of Section 4063 of ERISA), (C) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), or (D) a pension plan that is subject to Title IV of ERISA, Part 3 of Title I of ERISA or Sections 412 or 430 of the Code, and no Partnership Entity or any ERISA Affiliate has maintained, participated in, or had any liability with respect to, any of the foregoing within the last six years.

(ii)                                  No Partnership Entity nor any ERISA Affiliate: (A) has withdrawn from any pension plan under circumstances resulting (or expected to result) in liability to the Pension Benefit Guaranty Corporation; or (B) has incurred any unsatisfied liability to the Pension Benefit Guaranty Corporation or any Benefit Plan subject to Title IV of ERISA that would be reasonably expected to result in the imposition of any material liability on any Partnership Entity.

(iii)                               Except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, (A) with respect to each Benefit Plan, no Proceedings or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Seller, threatened against, by or on behalf of any Benefit Plans or the assets, fiduciaries or administrators thereof, and (B) no Benefit Plan, and, with respect to the Benefit Plans, none of the Partnership Entities or the General Partner, is the subject of an audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority, nor is any such audit or investigation pending or, to the Knowledge of Seller, threatened.

(iv)                              Other than as required under Section 4980B of the Code or other applicable Law, none of the Partnership Entities or the General Partner has any obligation to provide (whether under a Benefit Plan or otherwise) benefits or coverage in the nature of health,  life, welfare or disability insurance following retirement or other termination of employment or other service relationship (other than death benefits when termination occurs upon death).

(v)                                 Neither the negotiation or execution of this Agreement or the other Transaction Documents to which any Partnership Entity is a party, nor the consummation of the transactions contemplated by this Agreement or the other Transactions to which any Partnership Entity is a party, either alone or in combination with another event (whether contingent or otherwise) will (A) result in any material payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due under any Benefit Plan, (B) materially increase the amount of any compensation or benefits otherwise payable to any Subject Employee or under any Benefit Plan, (C) result in the acceleration of the time of payment, funding or vesting of any material payments or other material benefits or give rise to any additional service credits under any Benefit Plan, or (D) trigger a payment resulting in an excise Tax for any Subject Employee under Section 4999 of the Code or a non-deductible expense for any Partnership Entity under Section 280G of the Code.

(vi)                              Each Benefit Plan (and if such Benefit Plan is a prototype plan, such prototype plan) that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked, and to the Knowledge of Seller, no event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualification or exemption.  Each trust established in connection with any Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(vii)                           No Benefit Plan is subject to the laws of any jurisdiction outside of the United States or provides compensation or benefits to any employee or former employee of the Partnership Entities or the General Partner (or any dependent thereof) who resides outside of the United States.

(viii)                        With respect to the Subject Employees, no Benefit Plan provides for an indemnification, “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.

Section 4.15                             Insurance.  The insurance policies covering the General Partner, the Partnership Entities and their respective businesses and properties are in all respects in full force and effect in accordance with their terms, no notice of cancellation or termination has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect or as disclosed on Schedule 4.15.

Section 4.16                             Regulatory Matters.  Neither the General Partner nor any of the Partnership Entities is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.17                             Environmental Matters.  (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect:

(i)                                     Each of the Partnership Entities and their respective properties is, and at all relevant times within the applicable statute of limitations have been, in compliance with Environmental Laws.

(ii)                                  Each of the Partnership Entities has obtained and currently possesses all Permits required under Environmental Laws for its operations as presently conducted, all such Permits are in full force and effect, and there are no Proceedings pending or, to the Knowledge of Seller, threatened that could reasonably be expected to result in the rescission, revocation or material adverse modification of any such Permit.

(iii)                               Except as set forth on Schedule 4.17(a), there are no pending or, to the Knowledge of Seller, threatened Proceedings against any of the Partnership Entities under any Environmental Laws.

(iv)                              Except as set forth on Schedule 4.17(a), none of the Partnership Entities has entered into any consent decree or agreed Order pursuant to any Environmental Law, and none of the Partnership Entities is a party to any judgment, decree or judicial or administrative Order pursuant to any Environmental Law.

(v)                                 There has been no Release of any Hazardous Material into the Environment by the Partnership Entities, or onto, beneath or from any property currently owned, leased or operated by any Partnership Entity, or to the Knowledge of Seller, any property formerly owned, leased or operated by any Partnership Entity that could reasonably be expected to result in any remedial or corrective action obligation on the part of the Partnership Entities under Environmental Laws or would otherwise reasonably be expected to give rise to any liability under applicable Environmental Laws.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 4.17 contains Seller’s sole and exclusive representations and warranties with respect to environmental matters and Environmental Laws.

Section 4.18                             Material Contracts.

(a)                                 Each of the Material Contracts (i) constitutes the legal, valid and binding obligation of the General Partner or the Partnership Entity party thereto, and, to the Knowledge of Seller, constitutes the legal, valid and binding obligation of the other parties thereto, (ii) is in full force and effect, and (iii) subject to the satisfaction of the condition set forth in Section 7.1(c), will be in full force and effect upon the consummation of the transactions contemplated by this Agreement, unless the failure to do so would not, individually or in the aggregate, be reasonably likely to have a Partnership Material Adverse Effect.

(b)                                 Except as set forth on Schedule 4.18, there is not, under any Material Contract, any default or event that, with notice or lapse of time or both, would constitute a default on the part of the General Partner or the Partnership Entity party thereto, and to the Knowledge of Seller, any of the other parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained or that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 4.19                             Litigation.  Except as set forth on Schedule 4.19, since December 31, 2016, there are no Proceedings pending or, to the Knowledge of Seller, threatened, against or involving Seller, the General Partner or the Partnership Entities, that, individually or in the aggregate, have had or would reasonably be expected to have a Partnership Material Adverse Effect.  There is no Order of any Governmental Authority outstanding against Seller, the General Partner or any of the Partnership Entities or any of their respective assets and properties that would, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. To the Knowledge of Seller, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Proceedings that would, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.  To the Knowledge of Seller, there are (i) no outstanding Orders that adversely affect the ability of any of the Partnership Entities to own, use or operate the assets or businesses of the Partnership Entities as they are currently owned, used, operated and conducted by the Partnership Entities and (ii) no unsatisfied judgments, penalties or awards against or affecting any of the Partnership Entities or any of their respective properties or assets, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 4.20                             Title to Property and Assets. Each of the General Partner and the Partnership Entities has good and indefeasible title in fee simple to, or valid leasehold or other interests in, as applicable, all real and tangible personal property described in the MLP SEC Reports filed with or furnished to the SEC since December 31, 2016 as owned, leased or used and occupied by such Partnership Entity, free and clear of all Encumbrances, except (a) as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect or (b) as do not materially interfere with the use of such properties taken as a whole as they have been used in the past and are proposed to be used in the future as described in the MLP SEC Reports filed with or furnished to the SEC since December 31, 2016 or (c) Permitted Encumbrances.

Section 4.21                             Intellectual Property. Each of the General Partner and the Partnership Entities, with respect to the assets owned by or licensed to the Partnership Entities, owns or possesses adequate rights to use all Intellectual Property necessary for the conduct of their respective businesses in the manner and subject to such qualifications described in the MLP SEC Reports filed with or furnished to the SEC and has no reason to believe that the conduct of its business will conflict with, and has not received any notice of any claim of conflict with, any such rights of others, except as such conflict or lack of ownership or possession of rights would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.  To the Knowledge of Seller, (a) none of the Partnership Entities nor the conduct of their respective businesses has infringed, misappropriated or violated any Intellectual Property of any Person and (b) no Person is infringing, misappropriating, or otherwise violating any Intellectual Property owned by a Partnership Entity and material to their respective businesses, except, in each case, for such matters as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 4.22                             Listing. All of the issued and outstanding MLP Common Units, including the Subject Common Units, are listed on the NYSE.

Section 4.23                             Affiliate Transactions.  Except as set forth on Schedule 4.23, neither Seller, its directors or officers, the officers or directors of the General Partner, the officer or directors of the Partnership Entities nor any of their respective Affiliates (a) is a party to any Contract with the General Partner or the Partnership Entities or (b) owns or leases any material asset, property or right which is used by the General Partner or the Partnership Entities.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

The Acquiror Parties hereby, jointly and severally, represent and warrant to Seller as follows:

Section 5.1                                    Organization.  Each of the Acquiror Parties (a) is a limited partnership or limited liability company, as the case may be, duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, and (b) has all requisite legal and limited partnership or limited liability company power and authority, as the case may be, to own, lease and operate its assets and properties and to conduct its businesses as currently owned and conducted.  Each of the Acquiror Parties is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except for circumstances which would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.2                                    Validity of Agreement; Authorization.  Each Acquiror Party has all requisite limited partnership or limited liability company power and authority, as the case may be, to enter into this Agreement and the other Transaction Documents to which such Acquiror Party is a party and to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the other Transaction Documents to which each Acquiror Party is a party and the performance of such Acquiror Party of its obligations hereunder and thereunder have been duly authorized by (a) the board of directors of ETE’s general partner or (b) the board of directors of ETP LLC, as the case may be, and no other proceedings on the part of such Acquiror Party are necessary to authorize such execution, delivery and performance.  This Agreement and the other Transaction Documents to which each Acquiror Party is a party have been duly executed and delivered by such Acquiror Party and, assuming due execution and delivery by the other parties hereto and thereto, constitute such Acquiror Party’s valid and binding obligation enforceable against such Acquiror Party in accordance with its terms.

Section 5.3                                    No Conflict or Violation.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which each Acquiror Party is a party do not: (a) violate or conflict with any provision of the Organizational Documents of any Acquiror Party; (b) violate any applicable provision of Law binding on any Acquiror Party; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any lease, loan agreement, mortgage, security agreement, trust indenture or other Contract or instrument to which any Acquiror Party is a party or by which any Acquiror Party is bound or to which any of its properties or assets are subject; (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon the properties or assets of any Acquiror Party, or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of any Acquiror Party except where such violations, breaches, defaults or Encumbrances would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.4                                    Consents and Approvals.  No consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with, any Governmental Authority or any similar Person (on the part of any Acquiror Party) is required for any Acquiror Party to execute and deliver this Agreement or the other Transaction Documents to which any Acquiror Party is a party or to perform its respective obligations hereunder or thereunder, other than any filings required to be made under the HSR Act.

Section 5.5                                    Brokers.  Except as set forth on Schedule 5.5, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of any Acquiror Party or any of its Affiliates.

Section 5.6                                    Available Funds.  ETE has, or shall have on the Closing Date, available (through cash on hand or existing credit arrangements, arrangements with its Affiliates or other sources of available funds) the cash necessary for the acquisition of the Subject Interests pursuant to this Agreement and the payment of the Purchase Price therefor.

Section 5.7                                    Investment Intent; Investment Experience; Restricted Securities.  In acquiring the Subject Interests, ETP LLC is not offering or selling, and shall not offer or sell the Subject Interests, in connection with any distribution of any of such Subject Interests, and ETP LLC has no participation and shall not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws.  ETP acknowledges that it can bear the economic risk of its investment in the Subject Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Subject Interests.  ETP LLC is an “accredited investor” as such term is defined in Regulation D under the Securities Act.  ETP LLC understands that the Subject Interests will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Subject Interests shall be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations the Subject Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

ARTICLE VI

COVENANTS

Section 6.1                                    Consummation of the Transaction.

(a)                                 Each Party shall, and shall cause its respective controlled Affiliates to, (i) make or cause to be made any required filings under the HSR Act and such other filings to the extent required of such Party or any of its controlled Affiliates under any Laws with respect to this Agreement and the other Transaction Documents as promptly as is reasonably practicable and, in the case of filings under the HSR Act, no later than ten Business Days after the date of this Agreement; (ii) cooperate with and assist the other Party and furnish all information in such Party’s possession that is reasonably requested in connection with such other Party’s filings; (iii) without limiting Section 6.1(b), request early termination of any applicable waiting period under the HSR Act and use its commercially reasonable efforts to secure the expiration or termination of any applicable waiting period under the HSR Act and clearance or approval by any relevant Governmental Authority with respect to this Agreement and the other Transaction Documents as promptly as is reasonably practicable; (iv) promptly inform the other Party of, and supply to such other Party, copies of any written communication (or other correspondence, submission or memoranda) and a summary of the substance of any oral communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings; provided, that no Party shall enter into any such proposed understanding or agreement with any Governmental Authority without first consulting with the other Party; (v) consult and cooperate with the other Party in connection with, and permit the other Party a reasonable opportunity to review in advance, and consider in good faith the other Party’s comments with respect to, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and other substantive oral or written communications or submissions proposed to be made or submitted by or on behalf of any Party in connection with all meetings, advocacy, actions, discussions, and proceedings with Governmental Authorities relating to such filings; (vi) comply as promptly as is reasonably practicable and with due regard to monitoring the confidentiality of information that the Parties have agreed would be commercially harmful to be publicly disclosed with any requests received by such Party or any of its controlled Affiliates under the HSR Act and any other Laws for information, documents, submissions or other materials; (vii) without limiting Section 6.1(b), use its commercially reasonable efforts to respond to and resolve any objections as may be asserted by any Governmental Authority with respect to this Agreement and the other Transaction Documents; and (viii) use its commercially reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement and the other Transaction Documents as violative of any Law.

(b)                                 For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, the Acquiror Parties shall, and shall cause their Affiliates to, use their commercially reasonable efforts to take any and all steps reasonably necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority so as to enable the Parties to close the transactions contemplated by this Agreement as promptly as is reasonably practicable and in any event prior to the Outside Date, including by entering into or offering to enter into any agreement, consent order or other arrangement requiring the divestiture, sale, license, other disposition, hold-separate, business limitation, or limitation on conduct, operation or governance of any assets or businesses of any Acquiror Party or any of their Affiliates, the General Partner or any of the Partnership Entities, and any similar arrangement or undertaking (collectively, a “Remedial Action”) in connection with this Agreement, the other Transaction Documents or any of the transactions contemplated hereby or thereby; provided, however, that the Acquiror Parties and their respective Affiliates shall not be obligated to undertake any Remedial Action that impacts businesses or assets that either individually or in the aggregate generated calendar year 2017 revenues exceeding $50,000,000; and provided, further, that the consummation of any Remedial Action shall be conditioned upon the consummation of the transactions contemplated by this Agreement.

(c)                                  Subject to applicable Law relating to the exchange of information, Seller and the Acquiror Parties shall each have the right to review in advance, and shall consult with the other in connection with, all of the information relating to Seller or the Acquiror Parties, as the case may be, and any of their respective Affiliates, that appears in any written materials submitted to any Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation of the Seller or the Acquiror Parties, as the case may be, and any of their respective Affiliates, or as necessary to address reasonable privilege concerns.  If a Party or any of its Affiliates intends to participate in any meeting or discussion with any Governmental Authority with respect to filings made with the Governmental Authority, it shall give the other Party reasonable prior notice of, and an opportunity to attend and participate in, such meeting or discussion. For purposes of this Section 6.1, the General Partner and the Partnership Entities shall be considered controlled Affiliates of each of ETE, ETP LLC and Seller.

Section 6.2                                    Conduct Pending the Closing.

(a)                                 From the date of this Agreement through the Closing, except as (v) permitted or required by the other terms of this Agreement, (w) contemplated by the Transactions, (x) described in Schedule 6.2(a), (y) consented to or approved in writing by ETE (which shall not be unreasonably withheld, conditioned or delayed), or (z) required by applicable Law or by any Governmental Authority, Seller shall cause the General Partner and shall use commercially reasonable efforts to cause the MLP to:

(i)                                     conduct its business in the ordinary course of business consistent with past practice in all material respects; and

(ii)                                  use commercially reasonable efforts to preserve intact their goodwill and relationships with customers, suppliers and others having business dealings with respect to its business.

(b)                                 From the date of this Agreement through the Closing, except as (v) permitted or required by the other terms of this Agreement, (w) contemplated by the Transactions, (x) described in Schedule 6.2(b), (y) consented to or approved in writing by ETE (which shall not be unreasonably withheld, conditioned or delayed), or (z) required by applicable Law or by any Governmental Authority, Seller shall cause the General Partner not to, and shall use commercially reasonable efforts to cause the Partnership Entities not to:

(i)                                     make any material change or amendment to the Organizational Documents of the General Partner or any Partnership Entity;

(ii)                                  make any capital expenditure, except for (A) expenditures contemplated by the MLP Budget (up to the aggregate annual expenditures reflected in the MLP Budget and regardless of the fiscal quarter any such capital expenditure is made), or (B) as required on an emergency basis for the safety and protection of individuals or the Environment from imminent harm;

(iii)                               create, incur, guarantee or assume any indebtedness for borrowed money other than borrowings as contemplated by the MLP Budget;

(iv)                              split, combine or reclassify any equity securities or limited liability company or partnership interests of the General Partner or any Partnership Entity;

(v)                                 issue or authorize the issuance of any Interests in the General Partner or any Partnership Entity or any other securities in respect of, in lieu of or in substitution for, Interests of the General Partner or any Partnership Entity (other than (A) issuances pursuant to outstanding Phantom Units in existence on the date of this Agreement under the LTIP; (B) grants of Phantom Units pursuant to the LTIP to current employees as approved by the board of directors of the General Partner in the ordinary course of business consistent with past practice prior to the date of this Agreement; and (C) issuances pursuant to the MLP DRIP);

(vi)                              issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any of its equity securities or limited liability company or partnership interests or securities convertible into its equity securities, limited liability company or partnership interests, or subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating it to issue any such securities (other than (A) issuances pursuant to outstanding Phantom Units in existence on the date of this Agreement under the LTIP; (B) grants of Phantom Units pursuant to the LTIP to current employees as approved by the board of directors of the General Partner in the ordinary course of business consistent with past practice prior to the date of this Agreement; and (C) issuances pursuant to the MLP DRIP);

(vii)                           declare or pay any distributions in respect of any Interests of the General Partner or any Partnership Entity, except in the case of the MLP, the declaration and payment of regular quarterly distributions of available cash from operating surplus plus any corresponding distribution on the GP Interests and IDRs as set forth on Schedule 6.2(b);

(viii)                        repurchase, redeem or otherwise acquire Interests in the General Partner or any Partnership Entity or any securities convertible into or exercisable for any such Interests (other than the settlement for cash of outstanding Phantom Units in existence as of the date of this Agreement);

(ix)                              merge with or into, or consolidate with, any other Person or acquire the business or assets of any other Person, other than for acquisitions by the Partnership Entities in the ordinary course of business and with an aggregate value not exceeding the amount of capital expenditures allotted to acquisitions by the Partnership Entities contemplated by the MLP Budget;

(x)                                 sell, lease, transfer or otherwise dispose of, directly or indirectly,  any assets, except for sales (A) pursuant to a binding agreement in effect as of the date of this

Agreement and set forth on Schedule 6.2(b), (B) by the General Partner or Partnership Entities in the ordinary course of business or (C) of obsolete or immaterial assets;

(xi)                              waive any rights or benefits held by the General Partner attributable to the General Partner’s ownership of the GP Interests and the IDRs that would be binding on the General Partner or its ownership of the GP Interests or the IDRs after the Closing;

(xii)                           change or modify any material accounting policies, except as required by GAAP, applicable regulatory authorities or independent accountants;

(xiii)                        except in the ordinary course of business or as required by the terms of an existing Employee Plan, make any material modifications of the salaries, wages, bonuses or other compensation (including equity awards and other incentive compensation) payable to any Subject Employee, including vesting and payment terms related to the foregoing, or, with respect to the General Partner or any Partnership Entity, adopt any new material, or make any material amendment to any existing, Employee Plan; provided, however, that nothing in this Section 6.2(b)(xiii) shall restrict (1) the payment of any bonuses or other incentive payments accrued for periods prior to the Closing Date or (2) the granting of equity or equity-based awards in the ordinary course of business consistent with past practice; or

(xiv)                       agree to do any of the foregoing.

(c)                                  Notwithstanding anything in this Agreement to the contrary, including in this Section 6.2, neither the General Partner, acting in its capacity as the general partner of the MLP, nor the MLP will be prohibited from operating outside the ordinary course of business or taking any action that is otherwise prohibited by Section 6.2(b), as the case may be, if, prior to so operating or taking such action, Seller determines, based on the advice of outside legal counsel, that the failure to operate outside the ordinary course of business, or the failure to take such action, would be reasonably likely to result in a breach of duties of the General Partner or the board of directors or officers of the General Partner, in each case in its capacity as the general partner of the MLP.

Section 6.3                                    Further Assurances; Cooperation. Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the sale of the Subject Interests pursuant to this Agreement, including commercially reasonable efforts to ensure satisfaction of the conditions precedent to each Party’s obligations hereunder, including as may be required, executing and filing any notices, submissions, applications or related documents in connection with the transfer of, or notification under any Permits required by applicable Laws including Environmental Laws.  Neither Party will, without the prior written consent of the other Party, take or fail to take any action that would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.  From time to time after the Closing Date, without further consideration, each Party will, at its own expense, execute and deliver such documents to the other Party as the other Party may reasonably request in order to more effectively consummate the sale and purchase of the Subject Interests hereunder.

Section 6.4                                    Public Statements.  The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to the Transaction Documents or the transactions contemplated thereby and, except as required by Law, including applicable regulatory authority or applicable stock exchange rule, none of the Acquiror Parties and their respective Affiliates, on the one hand, nor Seller, the General Partner, the MLP and their respective Affiliates, on the other hand, shall issue any such public announcement, statement or other disclosure without having first notified the Acquiror Parties, on the one hand, or Seller, on the other hand, and provided such Party with, if legally permitted and practically possible, a reasonable time period to review and comment thereon.

Section 6.5                                    Confidential Information.

(a)                                 For two years after the Closing:

(i)                                     Seller and its Affiliates shall not, directly or indirectly, disclose to any Person any information not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to the business and operations of the General Partner or the Partnership Entities; and

(ii)                                  the Acquiror Parties and their respective Affiliates shall not, directly or indirectly, disclose to any Person any information not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to Seller.

(b)                                 Notwithstanding the foregoing, Seller and its Affiliates may disclose any information relating to the business and operations of the General Partner or the Partnership Entities, and the Acquiror Parties and their respective Affiliates may disclose any information relating to Seller, in each case:

(i)                                     if required by Law, including applicable regulatory authority or applicable stock exchange rule or if contemplated by the requirements set forth herein;

(ii)                                  to such other Persons if, at the time such information is provided, such Person is already in the possession of such information; or

(iii)                               if required in connection with a Claim under Article VIII.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, Seller and its Affiliates shall be entitled to disclose any information set forth in Section 6.5(a)(i) to investors, limited partners and prospective investors; provided that such disclosures are made to Persons subject to an obligation of confidentiality with respect to such information.

(d)                                 Nothing in this Agreement will prevent any individual from: (A) lawfully initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the U.S. Securities and Exchange Commission or any other Governmental Authority regarding a possible violation of any Law; (B) responding to any inquiry or legal process directed to an individual from any Governmental Authority; (C) testifying, participating or otherwise assisting in an action or proceeding by any Governmental Authority relating to a possible violation of Law, including providing documents or other confidential information to Governmental Authorities; or (D) receiving an award for information provided to the U.S. Securities and Exchange Commission or another Governmental Authority. No individual will be required to obtain prior authorization from ETE, ETP LLC, Seller, or any of their respective Affiliates before engaging in any of the conduct described in the previous sentence, or to notify ETE, ETP LLC, Seller or their respective Affiliates of having engaged in any such conduct.

Section 6.6                                    Resignations.  At or prior to the Closing, Seller shall (i) deliver at the Closing duly executed letters of resignation or (ii) cause the removal, in each case, effective as of the Closing, of any manager and/or director of the General Partner or any Subsidiary thereof that have been designated in writing by the Acquiror Parties at least three (3) Business Days prior to the Closing (collectively, the “Resigning Directors and Officers”).

Section 6.7                                    Certain Insurance and Indemnification Matters.

(a)                                 The Acquiror Parties agree that, during the period that commences on the Closing Date and ends on the sixth (6th) anniversary of the Closing Date, it shall maintain in full force and effect and shall not cause any amendment, modification, waiver or termination to the Organizational Documents of the General Partner or the Partnership Entities existing as of the date of this Agreement, the effect of which would be to affect adversely the rights of any person serving as a member of the board of directors or officer of the General Partner or any Partnership Entity; provided, however, that the foregoing restriction shall not apply to any such amendment, modification, waiver or termination to the extent required to cause such provisions (or any portion thereof) to comply with applicable Law.

(b)                                 The Acquiror Parties covenant and agree that, during the period that commences on the Closing Date and ends on the sixth (6th) anniversary of the Closing Date, with respect to each individual who served as a director of the General Partner at any time prior to the Closing Date (the “Covered Directors”), the Acquiror Parties shall cause the General Partner or the applicable Subsidiary of the MLP (A) to continue in effect the current director and officer liability or similar insurance policy or policies that the General Partner has as of the date of this Agreement, or (B) upon the termination or cancellation of any such policy or policies, (x) to provide director and officer liability or similar insurance in substitution for, or in replacement of, such cancelled or terminated policy or policies or (y) to provide a ‘tail’ or runoff policy (covering all claims, whether choate or inchoate, made during such six (6) year period), in each case so that each Covered Director has coverage thereunder for acts, events, occurrences or omissions occurring or arising at or prior to the Closing to the same extent (including policy limits, exclusions and scope) as such Covered Director has coverage for such acts, events, occurrences or omissions under the director and officer insurance or similar policy maintained by the General Partner as of the date of this Agreement.

(c)                                  In the event that the General Partner or any Partnership Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) in one or more series of transactions, directly or indirectly, transfers all or substantially all of its properties and assets to any Person (whether by consolidation, merger or otherwise), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets or its respective successors and assigns, as the case may be, assume the obligations set forth in this Section 6.7.

Section 6.8                                    Post-Closing Access; Records.  From and after the Closing, the Acquiror Parties and their respective Affiliates shall make or cause to be made available to Seller all books, records, Tax Returns and documents of the General Partner and the Partnership Entities (and the reasonable assistance of employees responsible for such books, records and documents) upon reasonable notice during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding, (b) preparing reports to unitholders and Governmental Authorities or (c) such other purposes for which access to such documents is determined by Seller to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit, or the determination of any matter relating to the rights and obligations of Seller or any of its Affiliates under any Transaction Documents; provided, however, that access to such books, records, documents and employees shall not either reasonably jeopardize any applicable privilege or protection against disclosure, or interfere with the normal operations of the Acquiror Parties, their respective Affiliates, the General Partner or the Partnership Entities and the reasonable out-of-pocket expenses of the Acquiror Parties, their respective Affiliates, the General Partner and the Partnership Entities incurred in connection therewith shall be paid by Seller. The Acquiror Parties shall cause the General Partner and each Partnership Entity to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (i) 7 years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to Seller at the end of any such period.

Section 6.9                                    Exclusivity.  Prior to the earlier of the Closing or the termination of this Agreement, Seller shall not, and shall not permit its Affiliates and its and their directors, officers, employees, investment bankers, financial advisors, representatives or agents to, directly or indirectly, (a) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, any transaction involving any sale, lease, license, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of all or a portion of the Subject Interests, the GP Interest or IDRs, whether by merger, consolidation, business combination, purchase or sale of equity interests, purchase or sale of assets, or other securities, reorganization or recapitalization, loan, issuance of equity interests or other securities or any other transaction, except for the transactions contemplated by the Transaction Documents (an “Acquisition Transaction”), (b) knowingly facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (c) furnish or cause to be furnished, to any Person, any nonpublic information concerning the Subject Interests in connection with an Acquisition Transaction or (d) otherwise cooperate in any way with, or assist or participate in, knowingly facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.  Upon the execution of this Agreement, Seller shall, and shall cause its Affiliates and its and their directors, officers, employees, investment bankers, financial advisors, representatives and agents to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the Acquiror Parties) conducted heretofore with respect to any Acquisition Transaction.

Section 6.10                             Tax Matters.

(a)                                 Transfer Taxes.  Any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees incurred in connection with this Agreement (“Transfer Taxes”) shall be borne 50% by Seller and 50% by the Acquiror Parties and the party required by applicable law to file Tax Returns with respect to such Transfer Taxes shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and the other parties agrees to cooperate in the preparing of any such Tax Return and other documentation.

(b)                                 Purchase Price Allocation.  The Acquiror Parties and Seller agree to (i) use commercial reasonable efforts to agree on the allocation of the fair market value of the MLP among the assets of the MLP for U.S. federal income tax purposes (determined based upon the Purchase Price), (ii) treat and report the transactions contemplated by this Agreement in all respects consistent with such agreed allocation for purposes of any U.S. federal and applicable state income Taxes (including, but not limited to any statements required under Treasury Regulations Section 1.751-1(a)(3) and any allocation required under Section 755 of the Code), and (iii) not take any action inconsistent with such agreed allocations; provided, however, that neither the Acquiror Parties nor Seller shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connections with such allocations.  If the Acquiror Parties and Seller cannot agree on an allocation, they will report for Tax purposes based on their own allocation.

(c)                                  Cooperation.  Prior to the destruction or discarding of any books and records with respect to Tax matters pertinent to the General Partner relating to any taxable period beginning on or before the Closing Date, each Party shall give the other Party reasonable written notice and, if the other Party so requests, shall itself allow, or cause the General Partner to allow the other Party to take, possession of such books and records.  The Acquiror Parties and Seller further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the General Partner, Seller or the Acquiror Parties as a result of the transactions contemplated hereby or for any taxable period of the General Partner beginning on or before the Closing Date.

(d)                                 Tax Returns.  The Acquiror Parties and Seller shall use commercial reasonable efforts to cause the MLP to allocate all items of income, gain, loss, deduction and credit allocable to the Subject Interests between ETP LLC and Seller consistent with the MLP Partnership Agreement and past practice.  All Tax Returns prepared for the period including the Closing Date shall be prepared in a manner reasonably consistent with the MLP Partnership Agreement and past practice except to the extent otherwise required by applicable Law.

Section 6.11                             Financing Cooperation.

(a)                                 Prior to the Closing Date, Seller shall, and shall cause the General Partner and the Partnership Entities to, and shall use commercially reasonable efforts to cause their respective Representatives to, provide such reasonable cooperation in connection with any financing by the Acquiror Parties or any of their respective Affiliates to finance the transactions contemplated by this Agreement, in each case as may be reasonably requested by the Acquiror Parties.  Without limiting the generality of the foregoing, but subject to Section 6.11(b), Seller shall, and shall cause the General Partner and the Partnership Entities to, and shall use commercially reasonable efforts to cause their respective Representatives to, upon reasonable request (i) furnish the report of the General Partner’s and the MLP’s auditor on the audited consolidated financial statements of the General Partner and the Partnership Entities and use commercially reasonable efforts to obtain the consent of such auditor to the use of such report, including in documents filed with the SEC under the Securities Act, in accordance with normal custom and practice and use commercially reasonable efforts to cause such auditor to provide customary comfort letters to the underwriters, initial purchasers or placement agents, as applicable, in connection with any such financing; (ii) furnish any additional financial statements, schedules, business or other financial data readily available and relating to the General Partner and the Partnership Entities reasonably requested by the Acquiror Parties or their respective Representatives as may be reasonably necessary to consummate any such financing; (iii) provide reasonable direct contact between (x) senior management and advisors, including auditors, of the General Partner and the Partnership Entities and (y) the proposed lenders, underwriters, initial purchasers or placement agents, as applicable, and/or the Acquiror Parties’ auditors, as applicable, in connection with, the financing, at reasonable times and upon reasonable advance notice; (iv) make available senior management of the General Partner to provide reasonable assistance with the Acquiror Parties’ preparation of business projections, financing documents, pro forma financial information, pro forma financial statements and offer materials; (v) cooperate with the Acquiror Parties’ legal counsel in connection with customary legal opinions that the Acquiror Parties’ legal counsel may be required to deliver in connection with such financing; (vi) provide customary information, documents, authorization letters, opinions and certificates, enter into customary agreements (including indentures or supplemental indentures) and take other actions that are customary in connection with the financing and necessary to permit the Acquiror Parties to fulfill conditions or obligations under the financing documents; provided that such agreements entered into shall be conditioned upon, and shall not take effect until, the Closing Date; (vii) assist in the preparation of one or more confidential information memoranda, prospectuses, offering memoranda and other marketing and syndication materials reasonably requested by the Acquiror Parties; (viii) permit the Acquiror Parties’ reasonable use of the MLP’s logos for syndication and underwriting, as applicable, in connection with any such financing (subject to advance review of and consultation with respect to such use); provided that such logos are used solely in a manner that is not intended to harm or disparage the General Partner or any of the Partnership Entities or the reputation or goodwill of the General Partner or any of the Partnership Entities; (ix) participate in a reasonable number of meetings and presentations with prospective lenders and investors, as applicable (including the participation in such meetings of the General Partner’s senior management); and (x) use commercially reasonable efforts to assist in procuring any necessary rating agency ratings or approvals.  Neither the General Partner, nor any Partnership Entity shall be required to make any representation or warranty in connection with any financing by the Acquiror Parties or any of their respective Affiliates to finance the transactions contemplated by this Agreement prior to the Closing Date (other than in a customary authorization and representation letter).

(b)                                 Notwithstanding anything in this Section 6.11 to the contrary, in fulfilling its obligations pursuant to this Section 6.11, (i) neither the General Partner, nor any Partnership Entity shall be required to provide any cooperation under this Section 6.11 to the extent that such cooperation would (A) unreasonably interfere with the ongoing operations of the General Partner or the Partnership Entities, (B) cause any condition to closing set forth in Article VII of this

Agreement to fail to be satisfied or otherwise cause any breach of this Agreement, (C) require the Seller, the General Partner or any Partnership Entity to take any action that would conflict with or violate any of their Organizational Documents or Law or result in the loss of any legal or other privilege or (D) result in any officer or director of the Seller, the General Partner or any Partnership Entity incurring any personal liability with respect to any matters relating to any such financing; and (ii) the Acquiror Parties shall, promptly upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs incurred by Seller, the General Partner or the Partnership Entities (and their respective Representatives) in connection with such cooperation.   Each of the Acquiror Parties acknowledges and agrees that neither the General Partner nor any Partnership Entity shall incur any liability to any Person under any financing by the Acquiror Parties or any of their respective Affiliates or any cooperation provided under this Section 6.11 prior to the Closing Date (other than to the extent related to information provided to the Acquiror Parties in writing by Seller pursuant to this Section 6.11). The Acquiror Parties shall indemnify and hold harmless Seller, the General Partner and the Partnership Entities from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such financing (other than to the extent related to information provided by Seller, the General Partner, the Partnership Entities or their respective Representatives).

(c)                                  Notwithstanding anything in this Agreement to the contrary, in no event will the financing contemplated by this Section 6.11, or compliance by the Parties with the provisions of this Section 6.11, be deemed to be or operate in any way as a condition to the Closing or to modify the representations and warranties of the Acquiror Parties set forth in Section 5.6.

Section 6.12                             Non-Solicitation.  For the period beginning on the Closing Date and ending on the date that is 18 months after the Closing Date, no Restricted Party will employ any Subject Employee or solicit or induce any Subject Employee or other employee of the General Partner or any Partnership Entity to leave the employment of the Acquiror Parties or any of their respective Affiliates (including the General Partner or any Partnership Entity following the Closing); provided, however, that nothing in this Section 6.12 shall prevent a Restricted Party from soliciting, engaging or employing: (a) any individual whose employment with the General Partner, any Partnership Entity or other post-Closing Affiliate of the Acquiror Parties has terminated other than as a result of termination by such individual without good reason; or (b) any individual who responds to a general solicitation for employment for a position not related directly to the contract compression business.

Section 6.13                             Amendment of Schedules.  The Acquiror Parties agree that, with respect to representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right and obligation until the Closing to add, supplement or amend the Disclosure Schedules with respect to any matter arising solely after the date of this Agreement which, if existing at the date of this Agreement or thereafter, would have been required to be set forth or described in such Disclosure Schedule.  Any such additional, supplemental or amended disclosure shall be deemed to have cured any breach of any representation or warranty for purposes of indemnification and termination rights contained in this Agreement and of determining whether or not the conditions set forth in Section 7.2 have been satisfied to the extent that they reflect actions taken by Seller or any of its Affiliates as required or permitted under this Agreement.  Any other such additional, supplemental or amended disclosure shall not be deemed to have cured any breach of any representation or warranty made as of the date of this Agreement for purposes of indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.2 have been satisfied; provided, however, that (a) if such additional, supplemental or amended disclosures would give rise to a right for ETE, on behalf of the Acquiror Parties, to terminate this Agreement pursuant to Section 9.1(c), assuming (i) all other conditions set forth in Section 7.1 and Section 7.2 had been satisfied, (ii) the Closing were scheduled to occur on the date that such additional, supplemental or amended disclosures were received by the Acquiror Parties and (iii) the matters disclosed in such additional, supplemental or amended disclosure were not cured, then the Acquiror Parties shall have the right to terminate this Agreement within ten Business Days of its receipt of such additional, supplemental or amended disclosure and (b) if the Acquiror Parties do not so elect to terminate this Agreement, then the Acquiror Parties shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matters.  Upon becoming aware of such matters, Seller shall promptly deliver additions, supplements or amendments to the Disclosure Schedules to the Acquiror Parties.

Section 6.14                             Employee Matters. Each of Seller and the Acquiror Parties acknowledges and agrees that, by virtue of this Agreement and the operation of Law, upon consummation of the Closing, the Partnership Entities and the General Partner will continue to be responsible for existing Partnership Entities’ obligations with respect to all Benefit Plans by which the Partnership Entities or the General Partner are bound.  Notwithstanding the foregoing or anything contained herein to the contrary, nothing in this Agreement shall, or shall be construed so as to: (a) prevent or restrict in any way the right of the Acquiror Parties to terminate, reassign, promote or demote any employee, consultant, director or other service provider of the Partnership Entities or the General Partner (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such service providers at any time, except that each of the foregoing actions will be subject to the terms of any Contract between such employee, consultant, director or other service provider with the Partnership Entities or the General Partner; (b) create any third-party rights in any such current or former service provider of the Partnership Entities or the General Partner (or any beneficiaries or dependents thereof); (c) constitute an amendment or modification of any employee benefit plan; or (d) obligate the Acquiror Parties or their respective Affiliates to adopt or maintain any particular plan or program or other compensatory or benefits arrangement (including, but not limited to, any employment agreement) at any time or prevent the Acquiror Parties or their respective Affiliates from modifying or terminating any such plan, program, employment agreement, or other compensatory or benefits arrangement at any time, provided any such modification or termination shall comply with the terms of such plan, program, employment agreement, or compensatory or benefit arrangement.

ARTICLE VII

CLOSING

Section 7.1                                    Conditions Precedent to Obligations of the Parties.  The obligations of each Party to effect the Closing and to consummate the transactions contemplated by this

Agreement are subject to the satisfaction or waiver by such Party on or prior to the Closing Date of the following conditions:

(a)                                 no Order shall be in effect, and no Law shall have been enacted or adopted, that enjoins or otherwise prohibits the consummation of the transactions contemplated by the Transaction Documents, the Contribution Agreement or the Restructuring Agreement;

(b)                                 any applicable waiting periods (and any extensions thereof) under the HSR Act relating to the transactions contemplated by this Agreement and the other Transaction Documents shall have expired or been terminated;

(c)                                  the Contribution shall have been consummated or shall contemporaneously be consummated in accordance with the terms of the Contribution Agreement; and

(d)                                 the MLP IDR/GP Restructuring shall be able to be consummated immediately following the Closing in accordance with the terms of the Restructuring Agreement.

Section 7.2                                    Conditions Precedent to Obligations of the Acquiror Parties.  The obligation of the Acquiror Parties to effect the Closing and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Law), on or prior to the Closing Date of each of the following conditions:

(a)                                 (i) each of the Fundamental Representations of Seller and the representations and warranties of Seller in Section 4.12(d) shall be true and correct in all material respects (it being understood that, for purposes of determining satisfaction of this Section 7.2(a)(i), all materiality, Seller Material Adverse Effect and Partnership Material Adverse Effect qualifications specifically contained in such representations and warranties shall be disregarded) and (ii) each of the representations and warranties of Seller that are not Fundamental Representations (other than the representations and warranties of Seller in Section 4.12(d)) shall be true and correct (it being understood that, for purposes of determining satisfaction of this Section 7.2(a)(ii), all materiality, Seller Material Adverse Effect and Partnership Material Adverse Effect qualifications specifically contained in such representations and warranties shall be disregarded) except to the extent any inaccuracy would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, in the case of clause (i) and clause (ii) above, as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date);

(b)                                 Seller shall not have breached in any material respect its obligations required to be performed and complied with by it under this Agreement prior to the Closing Date;

(c)                                  the Acquiror Parties shall have received the items listed in Section 7.4; and

(d)                                 since the date of this Agreement, there shall not have been a Seller Material Adverse Effect or a Partnership Material Adverse Effect.

Section 7.3                                    Conditions Precedent to Obligations of Seller.  The obligation of Seller to effect the Closing and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Law), on or prior to the Closing Date of each of the following conditions:

(a)                                 each of the representations and warranties of the Acquiror Parties shall be true and correct in all material respects (it being understood that, for purposes of determining satisfaction of this Section 7.3(a), all materiality and Acquiror Material Adverse Effect qualifications specifically contained in such representations and warranties shall be disregarded), as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date);

(b)                                 the Acquiror Parties shall not have breached in any material respect its obligations and agreements required to be performed and complied with by it under this Agreement prior to the Closing Date; and

(c)                                  Seller shall have received the items listed in Section 7.5.

Section 7.4                                    Seller Deliveries.  At the Closing, subject to the terms and conditions of this Agreement, Seller shall deliver, or cause to be delivered, to the Acquiror Parties:

(a)                                 a counterpart of an assignment substantially in the form attached hereto as Exhibit B (the “Assignment of Interests”), evidencing the conveyance, assignment, transfer and delivery to ETP LLC of the Subject Interests, duly executed by Seller;

(b)                                 a counterpart of a registration rights agreement, substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), duly executed by Seller;

(c)                                  a certificate duly executed by the Secretary or an Assistant Secretary of Seller, dated as of the Closing Date, in customary form, attesting to the resolutions of the board of managers of Seller authorizing the execution and delivery of the Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

(d)                                 a certificate duly executed by an executive officer of Seller, dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Section 7.2(a) and (b), have been satisfied in all respects;

(e)                                  a certificate dated as of a recent date of the Secretary of State of the State of Delaware with respect to the valid existence and good standing in the State of Delaware of Seller;

(f)                                   a certificate, duly executed and acknowledged by Seller dated as of the Closing Date, in accordance with Treasury Regulation Section 1.1445-2(b)(2), certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code; and

(g)                                  duly executed letters of resignation or evidence of removal, effective as of the Closing, of the Resigning Directors and Officers as are required to be delivered pursuant to Section 6.6.

Section 7.5                                    Acquiror Party Deliveries.  At the Closing, subject to the terms and conditions of this Agreement, the Acquiror Parties shall deliver, or cause to be delivered to Seller:

(a)                                 payment of the Purchase Price in accordance with Section 2.1;

(b)                                 a counterpart of the Assignment of Interest, duly executed by ETP LLC;

(c)                                  a counterpart of the Registration Rights Agreement, duly executed by ETE;

(d)                                 a certificate duly executed by the Secretary or an Assistant Secretary of the general partner of ETE, dated as of the Closing Date, in customary form, attesting to the resolutions of ETE’s general partner authorizing the execution and delivery of the Transaction Documents to which ETE is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

(e)                                  a certificate duly executed by the Secretary or an Assistant Secretary of ETP LLC, dated as of the Closing Date, in customary form, attesting to the resolutions of the board of directors of ETP LLC, authorizing the execution and delivery of the Transaction Documents to which ETP LLC is a party and the consummation of the transactions contemplated hereby and thereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

(f)                                   a certificate duly executed by an executive officer of (i) the general partner of ETE and (ii) ETP LLC, dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Section 7.3(a) and (b) have been satisfied in all respects; and

(g)                                  certificates dated as of a recent date of the Secretary of State of the State of Delaware with respect to the valid existence and good standing in the State of Delaware of each of the Acquiror Parties.

Section 7.6                                    Transfer of Parent Interests. Upon consummation of the Closing, and notwithstanding anything in the GP Agreement to the contrary, (a) Seller shall be automatically withdrawn from the General Partner and shall no longer be a member of the General Partner or a party to the GP Agreement and (b) ETP LLC shall be admitted as the sole member of the General Partner, all without any further action being required.  The parties hereto acknowledge and agree that immediately following the Closing, ETP LLC may update General Partner’s records and/or amend the GP Agreement to, among other things, reflect the transfer of the Parent Interests to ETP LLC and to reflect that ETP LLC is the sole member of the General Partner.

ARTICLE VIII

INDEMNIFICATION, COSTS AND EXPENSES

Section 8.1                                    Survival of Representations and Warranties.

(a)                                 Except as provided in Section 8.1(b), the representations and warranties set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall terminate as of, and shall not survive, the Closing.  The covenants or agreements set forth in this Agreement that, by their terms, are to be performed after Closing, will survive until the expiration of the applicable statute of limitations or for such shorter period as explicitly specified herein.

(b)                                 The Fundamental Representations shall survive the Closing until the expiration of the applicable statute of limitations and the representations and warranties set forth in Section 4.12(d) shall survive for a period of four (4) years following the Closing (the “Survival Period”).  Each of the Parties acknowledges that from and after Closing it will not have any claims or causes of action or any right to indemnification pursuant to Section 8.2 or otherwise for a breach of any representation, warranty or covenant in this Agreement that does not survive the Closing.

Section 8.2                                    Indemnification.

(a)                                 From and after the Closing, subject to Article VIII (including Section 8.1 and Section 8.4), Seller hereby agrees to indemnify and hold the Acquiror Parties and their respective current and future Affiliates (excluding any Person that is or becomes an Affiliate of the Acquiror Parties solely as a result of the purchase of publicly traded securities from the general public) and the members, directors, managers, officers, employees and agents of the foregoing (collectively, the “Acquiror Indemnified Parties”) harmless from and against, and pay to the applicable Acquiror Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, settlements, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, Taxes, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a Third Party Claim (a “Loss”) based upon, attributable to or resulting from (including any and all Proceedings, demands, or assessments arising out of):

(i)                                     any inaccuracy, untruth or breach of the Fundamental Representations made by Seller in this Agreement and in any certificate delivered pursuant hereto;

(ii)                                  any inaccuracy, untruth or breach of the representations and warranties set forth in Section 4.12(d); and

(iii)                               any breach of any covenant or other agreement on the part of Seller to be performed in whole or in part after the Closing.

(b)                                 From and after the Closing, subject to Article VIII (including Section 8.1 and Section 8.4), the Acquiror Parties hereby agree to indemnify and hold Seller and its current and future Affiliates and the indirect and direct equity holders, members, directors, managers, officers, employees and agents of the foregoing (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses based upon, attributable to or resulting from (including any and all

Proceedings, demands, or assessments arising out of):

(i)                                     any inaccuracy, untruth or breach of the Fundamental Representations made by the Acquiror Parties in this Agreement and in any certificate delivered pursuant hereto; and

(ii)                                  any breach of any covenant or other agreement on the part of the Acquiror Parties to be performed in whole or in part after the Closing.

Section 8.3                                    Indemnification Procedure.

(a)                                 Each Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to Section 8.2, such Indemnified Party will assert its claim for indemnification under Section 8.2 (each, a “Claim”) by providing a written notice (a “Claim Notice”) within the applicable Survival Period to the applicable indemnifying party (the “Indemnifying Party”) specifying, in reasonable detail, to the extent known by such Indemnified Party, the nature and basis for such Claim (e.g., the underlying representation, warranty or covenant alleged to have been breached and the condition or conduct allegedly resulting in such breach).  Notwithstanding the foregoing, an Indemnified Party’s delay in sending a Claim Notice will not relieve the Indemnifying Party from Liability hereunder with respect to such Claim except to the extent (and limited solely to the extent) of any material prejudice to the Indemnifying Party by such failure or delay, provided that such Claim Notice is provided within the applicable Survival Period.

(b)                                 In the event that any Proceeding is instituted or any Claim is asserted by any Third Party in respect of which indemnification may be sought under Section 8.2 and in respect of which the Indemnifying Party has agreed in writing to indemnify the Indemnified Party for all of such Indemnified Party’s Losses (subject to any applicable limitations in this Article VIII) (a “Third Party Claim”), the Indemnifying Party will have the right, at such Indemnifying Party’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnified Party so long as such counsel is reasonably acceptable to the Indemnified Party.  If the Indemnifying Party elects to assume the defense of any such Third Party Claim, it shall within 30 days notify the Indemnified Party in writing of its intent to do so. Subject to Section 8.3(c), the Indemnifying Party will have the right to settle or compromise or take any corrective or remedial action with respect to any such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party.  The Indemnified Party will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Third Party Claim, unless separate representation of the Indemnified Party by counsel is reasonably necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party.  If the Indemnifying Party assumes the defense of any such Third Party Claim but fails to diligently prosecute such Third Party Claim, or if the Indemnifying Party does not assume the defense of any such Third Party Claim, the Indemnified Party may assume control of such defense and in the event the Third Party Claim is determined to be a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article VIII, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including fees and expenses of counsel).

(c)                                  Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree or permit a default without the Indemnified Party’s prior written consent, in each case, that (i) does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a binding, irrevocable, written release of any Indemnified Party from all Liability, (ii) provides for any admission of Liability on the part of any Indemnified Party, (iii) requires an admission of guilt or wrongdoing on the part of any Indemnified Party, or (iv) imposes any Liability or continuing obligation on or requires any payment from any Indemnified Party.

Section 8.4                                    Limitations.  Notwithstanding anything to the contrary in this Article VIII or elsewhere in this Agreement:

(a)                                 De Minimis.  No Loss shall be deemed to constitute the basis for a claim for indemnification under Section 8.2(a)(ii), nor shall any such Loss be taken into account in determining the Deductible under Section 8.4(b), if such Loss relating to any single event or series of related events does not exceed $300,000.

(b)                                 Deductible. Seller will not have any liability under Section 8.2(a)(ii) unless and until the Acquiror Indemnified Parties have suffered Losses in excess of $2,500,000 in the aggregate (the “Deductible”) arising from Claims under Section 8.2(a)(ii) (and then recoverable Losses claimed under Section 8.2(a)(ii) shall be limited to those that exceed the Deductible).

(c)                                  Cap.  Seller’s aggregate liability under Section 8.2(a)(ii) shall not exceed $15,000,000.  Subject to the immediately preceding sentence, Seller’s aggregate liability under this Agreement and from the transactions contemplated hereby shall not exceed the Purchase Price. The Acquiror Parties’ aggregate liability under this Agreement and from the transactions contemplated hereby shall not exceed the Purchase Price.

(d)                                 Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss for which it would otherwise be entitled to indemnification pursuant to this Article VIII upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss; provided that any reasonable cost incurred by a Party to mitigate any such Loss will be deemed a Loss for purposes of this Article VIII.

(e)                                  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER THE ACQUIROR PARTIES NOR SELLER NOR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE HEREUNDER TO ANY INDEMNIFIED PARTY FOR ANY LOST PROFITS OR PUNITIVE, CONSEQUENTIAL, REMOTE, SPECULATIVE, SPECIAL OR INDIRECT DAMAGES, EXCEPT TO THE EXTENT SUCH LOST PROFITS OR DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNIFIED PARTY FOR WHICH IT IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

Section 8.5                                    Calculation of Losses.  In calculating amounts payable to an Indemnified

Party, the amount of any indemnified Losses shall be computed net of (a) payments actually recovered by any Indemnified Party under any insurance policy with respect to such Losses net of expenses and (b) any actual recovery by any Indemnified Party from any Person with respect to such Losses net of expenses. Each Indemnified Party shall use commercially reasonable efforts to pursue reimbursement for Losses, including under insurance policies and indemnity arrangements.

Section 8.6                                    No Duplication.  In no event shall any Indemnified Party be entitled to recover any Losses under one Section or provision of this Agreement to the extent of the full amount of such Losses already recovered by such Indemnified Party, nor shall its insurer or indemnitor be entitled to any kind of subrogation or substitution which would give it the right to make a claim against the Indemnifying Party.

Section 8.7                                    Tax Treatment of Indemnity Payments.  Seller and the Acquiror Parties agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by Law.

Section 8.8                                    Release.  Except for the obligations of Seller under this Agreement or any Transaction Document, for and in consideration of the Subject Interests, effective as of the Closing, the Acquiror Parties shall, and shall cause their respective Affiliates (including the General Partner and the Partnership Entities), to absolutely and unconditionally release, acquit and forever discharge Seller and its Affiliates, each of the present and former partners, members, equityholders, officers, directors, managers, employees, agents and representatives of any of the foregoing, and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, damages, debts, or any other obligations, liabilities and claims whatsoever, whether known or unknown, both in law and in equity, in each case to the extent arising out of or resulting from the ownership and/or operation of the General Partner or the Partnership Entities, or the assets, business, operations, conduct, services, products and/or employees (including former employees) of the General Partner or any of the Partnership Entities (and any predecessors), related to any period of time before the Closing Date, except to the extent of fraud or willful or wanton misconduct.

Section 8.9                                    Exclusive Remedy.  Except for the assertion of any claim based on fraud, the remedies provided in this Article VIII shall be the sole and exclusive legal remedies of the Parties, from and after the Closing, with respect to this Agreement and the transactions contemplated hereby.  Notwithstanding the foregoing, this Section 8.9 shall not prevent any Party from seeking and obtaining injunctive relief against the other Party’s activities in breach of this Agreement.

Section 8.10                             No Reliance.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, NONE OF THE PARTIES OR ANY OTHER PERSON, INCLUDING ANY AFFILIATE OF ANY PARTY, MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PARTIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTIES OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS,

EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY SUCH PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY). EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, EACH PARTY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES) WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ACQUIROR PARTIES UNDERSTAND AND AGREE THAT ANY INVENTORY, EQUIPMENT, ASSETS, PROPERTIES AND BUSINESS OF THE GENERAL PARTNER AND ANY OF THE PARTNERSHIP ENTITIES ARE FURNISHED “AS IS”, “WHERE IS” AND SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND ARTICLE IV, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER.

ARTICLE IX

TERMINATION

Section 9.1                                    Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)                                 by the mutual written consent of Seller and ETE, on behalf of the Acquiror Parties;

(b)                                 by Seller or ETE, on behalf of the Acquiror Parties, if there shall be in effect a final nonappealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Seller, on the one hand, or the Acquiror Parties, on the other hand, if such order was primarily due to the failure of Seller, on the one hand, or the Acquiror Parties, on the other hand, to perform any of its obligations under this Agreement;

(c)                                  by ETE, on behalf of the Acquiror Parties, if Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or (b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured by the date that is the earlier of (i) 30 days after ETE’s receipt of written notice of such breach and (ii) the Outside Date;

(d)                                 by Seller if the Acquiror Parties shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Acquiror Parties shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or (b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured by the date that is the earlier of (i) 30 days after Seller’s receipt of written notice of such breach and (ii) the Outside Date;

(e)                                  by Seller or ETE, on behalf of the Acquiror Parties, in the event that the Closing does not occur on or before June 30, 2018 (such date, as may be extended pursuant to this Section 9.1(e), the “Outside Date”); provided, that if by June 30, 2018, (i) the Closing has not occurred and (ii) the conditions set forth in Sections 7.1(a) or 7.1(b) have not been satisfied, the Outside Date shall be extended to a date no later than September 30, 2018, upon the election of Seller, in its sole discretion, or upon the election of ETE, on behalf of the Acquiror Parties; provided further, that such failure of the Closing to occur is not due to the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such Party prior to the Closing; or

(f)                                   by Seller or ETE, on behalf of the Acquiror Parties, in the event that the Contribution Agreement is terminated in accordance with the terms thereof.

Section 9.2                                    Procedure Upon Termination.  In the event of termination of this Agreement by ETE, on behalf of the Acquiror Parties, or Seller, or both, pursuant to Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Subject Interests hereunder shall be abandoned, without further action by the Acquiror Parties or Seller.

Section 9.3                                    Effect of Termination.  In the event that this Agreement is terminated as provided in Section 9.1, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to the Acquiror Parties or Seller, except for the provisions of this Section 9.3, Article X, Section 11.3 and Section 11.5; provided, that nothing in this Section 9.3 shall relieve the Acquiror Parties or Seller of any Liability for fraud or a willful breach of this Agreement.

ARTICLE X

GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

Section 10.1                             Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL.  This Agreement and all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware.  Each Party hereby agrees that service of summons, complaint or other process in connection with any Proceedings contemplated hereby may be made in accordance with Section 11.3 addressed to such Party at the address specified pursuant to Section 11.3.  Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or in the event, but only in the event, that such court declines to accept jurisdiction over such Proceeding, to the exclusive jurisdiction of the United States District Court for the District of Delaware (or, in the event that such court declines to accept jurisdiction over such Proceeding, to the exclusive jurisdiction of the Superior Court of the State of Delaware) (collectively, the “Courts”), for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such Courts as provided herein).  Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent in accordance with Section 11.3 to such Party’s address set forth in Section 11.3 will be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.  Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.  Notwithstanding the foregoing, each Party agrees that a final judgment in any Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER TRANSACTION DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION OR PROCEEDING, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.1.

ARTICLE XI

MISCELLANEOUS

Section 11.1                             Amendments and Modifications.  This Agreement may be amended, modified or supplemented only by written agreement of the Parties hereto.

Section 11.2                             Waiver of Compliance.  Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure; provided, however, that the Acquiror Parties may not, without the written consent of ETP, waive any obligation, covenant, agreement or condition herein that would adversely affect or would reasonably be expected to adversely affect ETP.

Section 11.3                             Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by email transmission, or mailed by a nationally recognized overnight courier, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

If to any Acquiror Party:

Energy Transfer Equity, L.P.
8111 Westchester Drive, Suite 600
Dallas, Texas 75225
Attention:                 Tom Long

Tom Mason

E-Mail: tom.long@energytransfer.com

tom.mason@energytransfer.com

with a copy to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention:                 William N. Finnegan IV

Debbie P. Yee

E-Mail: bill.finnegan@lw.com

debbie.yee@lw.com

If to Seller:

USA Compression Holdings, LLC

100 Congress Avenue, Suite 450

Austin, Texas 78701

Attention: Christopher Porter

E-Mail: cporter@usacompression.com

and

c/o Riverstone Holdings, LLC

712 Fifth Avenue, 36th Floor

New York, New York 10019

Attention: Robert T. Gray

E-Mail: rgray@riverstonellc.com

with a copy to:

Locke Lorde LLP

600 Travis, Suite 2800

Houston, Texas 77002

Attention: Joseph A. Perillo

Email: jperillo@lockelord.com

If to Riverstone:

R/C IV USACP Holdings, L.P.

c/o Riverstone Holdings, LLC

712 Fifth Avenue, 36th Floor

New York, New York 10019

Attention: Robert T. Gray

E-Mail: rgray@riverstonellc.com

with a copy to:

Locke Lorde LLP

600 Travis, Suite 2800

Houston, Texas 77002

Attention: Joseph A. Perillo

Email: jperillo@lockelord.com

Section 11.4                             Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.  No Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties; provided, however, that the Acquiror Parties shall be permitted to assign all of their respective rights, benefits and obligations under this Agreement to any of their respective wholly owned Subsidiaries; provided that no such assignment shall relieve the Acquiror Parties of their respective obligations hereunder. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective.

Section 11.5                             Expenses.  Except as otherwise set forth in this Agreement, each Party shall pay its own costs and expenses (including legal, accounting, financial advisory and consulting fees and expenses) incurred by such Party in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents, except that each of the Acquiror Parties and Seller shall pay one-half of all filing fees required to be paid in respect of the HSR Act in connection with the transactions contemplated by this Agreement (other than attorneys’ fees, accountants’ fees and related expenses).

Section 11.6                             Specific Performance.  The Parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to the Acquiror Parties and Seller and the Acquiror Parties and Seller would not have an adequate remedy at Law.  Therefore, the obligations of the Acquiror Parties and Seller under this Agreement, including Seller’s obligation to sell the Subject Interests to the Acquiror Parties and the Acquiror Parties obligation to purchase the Subject Interests from Seller, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

Section 11.7                             Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto), together with each of the other Transaction Documents, constitute the entire understanding and agreement among the Parties with respect to the subject matter hereof and supersede any and all prior or contemporaneous discussions, agreements and understandings, whether written or oral.

Section 11.8                             Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any applicable Governmental Authority, (a) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, (b) such provision shall be invalid, illegal or unenforceable only to the extent strictly required by such Governmental Authority, (c) to the extent any such provision is deemed to be invalid, illegal or unenforceable, each of Seller and the Acquiror Parties agrees that it shall use its reasonable best efforts to cause such Governmental Authority to modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and (d) to the extent that the Governmental Authority does not modify such provision, each of Seller and the Acquiror Parties agrees that they shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

Section 11.9                             Disclosure Schedules.  The inclusion of any information (including dollar amounts) in any section of any schedule required by this Agreement (the “Disclosure Schedules”) shall not be deemed to be an admission or acknowledgment by the disclosing party or any other Party that such information is required to be listed on such section of the relevant Disclosure Schedule (except to the extent required to be listed on such section of the relevant Disclosure Schedule pursuant to this Agreement) or is material to or outside the ordinary course of the business of the applicable Person to which such disclosure relates.  Each disclosure item set forth in the Disclosure Schedules shall relate only to the specific Section of the Agreement that corresponds to the number of such Schedule and to any other Section of this Agreement to which it is reasonably apparent on the face of such disclosure that such disclosure relates.  The information contained in this Agreement, the Exhibits hereto and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any Third Party of any matter whatsoever (including any violation of Law or breach of contract).

Section 11.10                      Third Party Beneficiaries.  This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the Parties, including any creditor of any Party or any of their Affiliates, except that Section 6.7 shall inure to the benefit of the Persons referred to therein.  No Person other than the Parties shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any Liability (or otherwise) against any other Parties hereto.

Section 11.11                      Facsimiles; Electronic Transmission; Counterparts.  This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) by any Party and such execution shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.  This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

Section 11.12                      Time of Essence.  Time is of the essence in the performance of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties execute and deliver this Agreement, effective as of the date first above written.

ACQUIROR PARTIES:

ENERGY TRANSFER EQUITY, L.P.

By: LE GP, LLC, its general partner

By:	/s/ Thomas P. Mason
Name:	Thomas P. Mason
Title:	Executive Vice President and General Counsel

ENERGY TRANSFER PARTNERS, L.L.C.

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Chief Financial Officer

SIGNATURE PAGE TO
PURCHASE AGREEMENT

SELLER:

USA COMPRESSION HOLDINGS, LLC

By:	/s/ Eric D. Long
Name:	Eric D. Long
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO
PURCHASE AGREEMENT

SOLELY FOR PURPOSES OF SECTION 6.12, ARTICLE X AND ARTICLE XI,

RIVERSTONE:

R/C IV USACP HOLDINGS, L.P.

By: RIVERSTONE/CARLYLE ENERGY PARTNERS IV, L.P., its general partner

By: R/C ENERGY GP IV, LLC, its general partner

By:	/s/ Thomas Walker
Name:	Thomas Walker
Title:	Authorized Person

SIGNATURE PAGE TO
PURCHASE AGREEMENT

SOLELY FOR PURPOSES OF SECTION 11.1, SECTION 11.2 AND SECTION 11.4,

ENERGY TRANSFER PARTNERS, L.P.

By: Energy Transfer Partners GP, L.P., its general partner

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Chief Financial Officer

SIGNATURE PAGE TO
PURCHASE AGREEMENT

EXHIBIT A

DEFINITIONS

“Acquiror Indemnified Parties” shall have the meaning specified in Section 8.2(a).

“Acquiror Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that, individually or in the aggregate with one or more other events, changes, facts, developments, circumstances, conditions or occurrences, would or would be reasonably likely to materially impair the ability of the Acquiror Parties or their respective Affiliates to perform any of its obligations or to consummate any of the transactions under the Transaction Documents or otherwise materially threaten or materially impede the Acquiror Parties’ or their respective Affiliates’ consummation or performance of the transactions or obligations under the Transaction Documents.

“Acquiror Parties” shall have the meaning specified in the preamble.

“Acquisition Transaction” shall have the meaning specified in Section 6.9.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including but not limited to voting securities, by contract or agency or otherwise. For purposes of this Agreement and the other Transaction Documents, except where otherwise noted, the General Partner and the Partnership Entities shall not be considered Affiliates of Seller or, prior to the Closing, the Acquiror Parties.  Notwithstanding anything to the contrary in this Agreement, the term “Affiliate” shall not include, and, except as expressly set forth in the definition of “Restricted Party,” no provision of this Agreement shall be applicable to, the direct or indirect portfolio companies of investment funds advised or managed by Riverstone Investment Group LLC or its Affiliates.

“Agreement” shall have the meaning specified in the preamble.

“Argonaut Agreement” means the Registration Rights Agreement, dated August 30, 2013, by and among the MLP and the Persons set forth on Schedule A thereto.

“Assignment of Interests” shall have the meaning specified in Section 7.4(a).

“Benefit Plans” shall have the meaning specified in Section 4.14(f).

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York.

“Claim” shall have the meaning specified in Section 8.3(a).

“Claim Notice” shall have the meaning specified in Section 8.3(a).

“Closing” shall have the meaning specified in Section 2.3.

“Closing Date” shall have the meaning specified in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidentiality Agreement” means that certain Confidential Information Agreement, dated as of November 28, 2017, by and among ETE, ETP, the MLP and the General Partner.

“Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract, or other arrangement, understanding, undertaking, commitment, or obligation.

“Contribution” shall have the meaning set forth in the recitals.

“Contribution Agreement” shall have the meaning set forth in the recitals.

“Courts” shall have the meaning specified in Section 10.1.

“Covered Directors” shall have the meaning specified in Section 6.7(b).

“Deductible” shall have the meaning specified in Section 8.4(b).

“Disclosure Schedules” shall have the meaning specified in Section 11.9.

“DRULPA” shall have the meaning specified in Section 3.5(b).

“Employee Plans” means any “employee benefit plan,” as defined under Section 3(3) of ERISA (whether or not subject to ERISA), and each other employment, consulting, bonus, retention, change of control, pension, stock/unit option, restricted unit, performance unit, unit appreciation, phantom equity, stock/unit purchase, benefit, welfare, profit-sharing, retirement, disability, vacation/paid time-off, termination, severance, hospitalization, insurance, incentive, deferred compensation, and other similar fringe or employee benefit plans, funds, programs or arrangements (including broad-based and individual agreements or arrangements), whether written or oral.

“Encumbrances” means any mortgage, deed of trust, encumbrance, charge, claim, equitable or other interest, easement, right of way, building or use restriction, lease, license, lien, option, pledge, security interest, purchase rights, preemptive right, right of first refusal or similar right or adverse claim or restriction of any kind.

“Environment” means soil, surface water, groundwater, drinking water supplies, stream sediments, surface or subsurface strata, ambient air, plant and animal life, and land and natural resources, and the workplace.

“Environmental Laws” means collectively, all applicable federal, state and local laws

(including common law), ordinances, rules and regulations relating to the prevention of pollution, remediation of contamination or restoration of environmental quality, protection of human health or the Environment (including natural resources), exposure to or any handling or disposal of Hazardous Materials, or workplace health and safety, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., the Oil Pollution Act of 1990, 33 U.S.C.§ 2701, et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629, the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; in each case, as amended and the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with any Partnership Entity, is (or at any relevant time was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ETE” shall have the meaning specified in the preamble.

“ETP” shall have the meaning specified in the preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Representations” means, with respect to the Seller, the representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Validity of Agreement; Authorization), Section 3.5 (Ownership of the Subject Interests), Section 3.6 (Brokers), Section 4.1 (Organization) and Section 4.5 (MLP Capitalization; General Partner Interests), and with respect to the Acquiror Parties, the representations and warranties contained in Section 5.1 (Organization), Section 5.2 (Validity of Agreement; Authorization) and Section 5.5 (Brokers).

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“General Partner” shall have the meaning specified in the recitals.

“Governmental Authority” means any (a) federal, state, local, municipal, foreign or multinational government, or any subsidiary body thereof or (b) governmental or quasi-governmental authority of any nature, including, (i) any governmental agency, branch, commission, department, official, or entity, (ii) any court, judicial authority, or other tribunal, and (iii) any arbitration body or tribunal.

“GP Agreement” means the Second Amended and Restated Limited Liability Company Agreement of USA Compression GP, LLC dated January 18, 2013.

“GP Interests” shall have the meaning specified in the recitals.

“Hazardous Material” shall mean any:  (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” or “toxic pollutant” pursuant to any Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, crude oil, or any components, fractions, or derivatives thereof, Released into the Environment; and (c) asbestos containing materials, polychlorinated biphenyls, or radioactive materials.

“HSR Act” shall have the meaning specified in Section 3.4.

“IDRs” shall have the meaning specified in the recitals.

“Indemnified Party” means any of the Acquiror Indemnified Parties or Seller Indemnified Parties, as applicable.

“Indemnifying Party” shall have the meaning specified in Section 8.3(a).

“Intellectual Property” means any and all proprietary and intellectual property rights, under the law of any jurisdiction, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, statutory invention registrations, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues of the foregoing; (b) trademarks, service marks, trade names, slogans, domain names, logos, and trade dress (including all goodwill associated with the foregoing), and registrations and applications for registrations of the foregoing; (c) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (d) Trade Secrets.

“Interest” means (a) capital stock, common units, member or limited liability company interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Knowledge” means the actual knowledge after reasonable inquiry of, in the case of Seller, Eric Long, Matthew Liuzzi and Christopher Porter, and, in the case of the Acquiror Parties, Tom Long and Tom Mason.

“Law” means any applicable domestic or foreign federal, state, local, municipal, or other administrative order, constitution, law, Order, policy, ordinance, rule, code, principle of common law, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Liability” means, collectively, any direct or indirect indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, accrued or unaccrued, absolute, contingent or otherwise.

“Loss” shall have the meaning specified in Section 8.2(a).

“LTIP” means the Long-Term Incentive Plan of USA Compression Partners, LP.

“Material Contracts” means each Contract filed or required to be filed as an exhibit to the MLP SEC Reports filed with or furnished since September 30, 2017 or incorporated by reference therein to which any of the Partnership Entities or the General Partner is a party.

“MLP” shall have the meaning specified in the recitals.

“MLP Budget” means the fiscal year 2018 budget and capital expenditure plan of the MLP.

“MLP Common Units” shall have the meaning specified in the recitals.

“MLP Credit Agreement” means the Fifth Amended and Restated Credit Agreement dated as of December 13, 2013, by and among USA Compression Partners, LP, USAC OpCo 2, LLC and USAC Leasing 2, LLC, as guarantors, USA Compression Partners, LLC and USAC Leasing, LLC, as borrowers, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as agent and LC issuer, J.P. Morgan Securities LLC, as lead arranger and sole book runner, Wells Fargo Bank, N.A., as documentation agent, and Regions Bank, as syndication agent, as amended by (i) the Letter Agreement by and among USA Compression Partners, LLC, USAC Leasing, LLC, USA Compression Partners, LP, USAC Leasing 2, LLC, USAC OpCo 2, LLC, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders, dated as of June 30, 2014 (ii) the Second Amendment to the Fifth Amended and Restated Credit Agreement, dated as of January 6, 2015, by and among USA Compression Partners, LP, as guarantor, USA Compression Partners, LLC, USAC Leasing, LLC, USAC OpCo 2, LLC and USAC Leasing 2, LLC, as borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as agent and LC issuer and (iii) the Third Amendment to the Fifth Amended and Restated Credit Agreement, dated as of March 18, 2016, by and among USA Compression Partners, LP, as guarantor, USA Compression Partners, LLC, USAC Leasing, LLC, USAC OpCo2, LLC and USAC Leasing 2, LLC, as borrowers, the lenders party thereto and JP Morgan Chase Bank, N.A., as agent and LC issuer.

“MLP DRIP” means the Dividend Reinvestment Program of the MLP, as in effect as of the date of this Agreement.

“MLP IDR/GP Restructuring” shall have the meaning specified in the recitals.

“MLP IDR/GP Restructuring Common Units” means the MLP Common Units issued to the Acquiror Parties or their respective Affiliates or successors pursuant to the MLP IDR/GP Restructuring.

“MLP Interests” means the GP Interests, the IDRs and the MLP Common Units.

“MLP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of USA Compression Partners, LP, dated as of January 18, 2013.

“MLP SEC Reports” means all periodic reports, current reports and registration statements, including exhibits and other information incorporated therein, required to be filed by the MLP with the SEC under the Exchange Act or the Securities Act.

“NYSE” shall have the meaning specified in Section 4.9(b).

“Order” means any award, decision, injunction, judgment, order, ruling, writ, decree or verdict entered, issued, made or rendered by any Governmental Authority.

“Organizational Document” means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (b) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each, as amended, (c) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person, each as amended.

“Outside Date” shall have the meaning specified in Section 9.1(e).

“Parent Interests” shall have the meaning specified in the recitals.

“Partnership Entities” means (a) the MLP, (b) each of the Subsidiaries of the MLP and (c) USAC Management.

“Partnership Material Adverse Effect” means any event, change, fact, development, circumstance, condition, matter or occurrence that, individually or in the aggregate with one or more other events, changes, facts, developments, circumstances, conditions, matters or occurrences, is or would be reasonably likely to be materially adverse to, or has had or would be reasonably likely to have a material adverse effect on or change in, on or to the business, condition (financial or otherwise) or operations of the Partnership Entities, taken as a whole (including, their respective assets, properties or businesses, taken as a whole); provided, however, that, none of the following events, changes, facts, developments, circumstances, conditions, matters or occurrences (either alone or in combination) shall be taken into account for purposes of determining whether or not a Partnership Material Adverse Effect has occurred: (a) changes in general local, domestic, foreign, or international economic conditions, (b) changes affecting generally the industries or markets in which such Person operates, (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, (d) the announcement (in accordance with the terms of this Agreement), performance or consummation of this Agreement or the transactions contemplated hereby, including any disruption of customer or supplier relationships or loss of any employees or independent contractors of any Partnership Entity; or (e) any changes in the applicable laws or accounting rules or principles, including changes required by GAAP or interpretations thereof; except, in the case of clauses (a) through (c) and clause (e), to the extent disproportionately affecting the Partnership Entities as compared with other Persons in the same industry and then only such disproportionate impact shall be considered.

“Party” means, as applicable, ETE, ETP LLC, Seller and, solely for purposes of Section 6.12, Article X and Article XI, Riverstone and, solely for purposes of Section 11.1, Section 11.2 and Section 11.4, ETP.

“Permits” shall have the meaning specified in Section 4.11(b).

“Permitted Encumbrances” means, with respect to any Person, (a) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Encumbrances arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate Proceedings; (b) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (c) Encumbrances for Taxes not yet due or which are being contested in good faith by appropriate Proceedings; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations and surety and appeal bonds; (e) Encumbrances created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by such Person and its Subsidiaries, which do not materially impair the value or materially affect the continued use of the property for the purpose for which the property is currently being used by such Person or its Subsidiaries; and (f) with respect to any item of real property, title exceptions, defects in title, encumbrances, liens, charges, easements, rights-of-way, covenants, declarations, restrictions, restrictive covenants, revocable interests and other matters, whether or not of record, which do not materially impair the value or materially affect the continued use of the property for the purposes for which the property is currently being used by such Person or its Subsidiaries.

“Person” means any individual, partnership, limited partnership, limited liability company, corporation, joint venture, trust, cooperative, association, foreign trust, unincorporated organization, foreign business organization or Governmental Authority or any department or agency thereof, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

“Phantom Units” means any phantom unit that entitles the holder to receive common units of the MLP (including corresponding distribution rights) and/or cash that was granted pursuant to the LTIP.

“Preferred Purchase Agreement” means that certain Series A Preferred Unit and Warrant Purchase Agreement, dated as of the date hereof, by and among the MLP, the General Partner and the purchasers party thereto, relating to the purchase and sale of the MLP’s Series A preferred units and warrants.

“Proceedings” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“Purchase Price” shall have the meaning specified in Section 2.1(a).

“Registration Rights Agreement” shall have the meaning specified in Section 7.4(b).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dispersion, migration, dumping, or disposing.

“Remedial Action” shall have the meaning specified in Section 6.1(b).

“Representatives” means all directors, officers, managers, trustees, employees, consultants, advisors (including attorneys), or other representatives of a Person.

“Resigning Directors and Officers” shall have the meaning specified in Section 6.6.

“Restricted Party” means (a) Seller and (b) Riverstone and its Affiliates; provided, however, that any portfolio company of investment funds advised or managed by Riverstone Investment Group LLC or its Affiliates shall not be subject to the restrictions in Section 6.12 unless such portfolio company or investment fund was formed after the date of this Agreement for the sole purpose of circumventing such restrictions.

“Restructuring Agreement” shall have the meaning set forth in the recitals.

“Riverstone” shall have the meaning specified in the preamble.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Seller” shall have the meaning specified in the preamble.

“Seller Indemnified Parties” shall have the meaning specified in Section 8.2(b).

“Seller Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence that, individually or in the aggregate with one or more other events, changes, facts, developments, circumstances, conditions or occurrences, would or would be reasonably likely to materially impair the ability of Seller or its Affiliates to perform any of its obligations or to consummate any of the transactions under the Transaction Documents or otherwise materially threaten or materially impede Seller’s or its Affiliates’ consummation or performance of the transactions or obligations under the Transaction Documents.

“Seller MLP Interests” means the Subject Common Units, the GP Interests and the IDRs.

“Subject Common Units” shall have the meaning specified in the recitals.

“Subject Employees” shall have the meaning specified in Section 4.14(a).

“Subject Interests” shall have the meaning specified in the recitals.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity, whether incorporated or unincorporated, of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, (b) if a partnership (whether general or limited), a general partner interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (c) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses.

“Survival Period” shall have the meaning specified in Section 8.1(b).

“Tax” means all taxes, charges, fees, levies, or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, or other tax of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts, imposed by any Tax Authority.

“Tax Authority” means a Governmental Authority or political subdivision thereof responsible for the imposition, administration, assessment, or collection of any Tax (domestic or foreign) and the agency (if any) charged with the collection or administration of such Tax for such entity or subdivision.

“Tax Returns” means any return, declaration, report, claim for refund, estimate, information, rendition, statement or other document pertaining to any Taxes required to be filed with a Governmental Authority, and including any attachments or supplements or amendments thereto.

“Third Party” means any Person other than (a) a Party, (b) an Affiliate of a Party or (c) the General Partner and the Partnership Entities.

“Third Party Claim” shall have the meaning specified in Section 8.3(b).

“Trade Secrets” means trade secrets and rights in confidential information, including confidential technical or non-technical data, information or know how, customer information, lists of actual or potential customers or suppliers, financial data, financial plans, product plans, formulas, patterns, processes, techniques, methods, compilations, programs (including computer software and related source code) and or other information similar to any of the foregoing, whether or not patentable.

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Registration Rights Agreement and any and all other agreements or instruments provided for in this Agreement to be executed and delivered by the Parties in connection with the transactions contemplated hereby.

“Transactions” means the transactions contemplated by this Agreement, the Contribution Agreement, the Restructuring Agreement and the Preferred Purchase Agreement

“Transfer Taxes” shall have the meaning specified in Section 6.10(a).

“USAC Management” means USA Compression Management Services, LLC, a Delaware limited liability company and wholly owned Subsidiary of the General Partner.

“WARN” shall have the meaning specified in Section 4.14(d).

EXHIBIT B

FORM OF ASSIGNMENT OF INTERESTS

[See attached]

B-1

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

[See attached]

C-1

EXHIBIT D

PRE-CLOSING AND CLOSING QUARTERLY DISTRIBUTIONS

[See attached]

D-1